Exhibit 10.24

364-DAY CREDIT AGREEMENT

Dated as of September 9, 2005

                    HONEYWELL INTERNATIONAL INC., a Delaware corporation (the “Company”), HONEYWELL ASCA INC., a nationally formed corporation in Canada (“ASCA”), HONEYWELL LIMITED/HONEYWELL LIMITEE, a nationally formed corporation in Canada (“Limited”) and HONEYWELL AEROSPATIALE INC., a nationally formed corporation in Canada (“Aerospatiale, and together with ASCA and Limited, the “Borrowers”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, and CITIBANK, N.A., CANADIAN BRANCH (“Citibank”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), and CITIGROUP GLOBAL MARKETS INC. and ROYAL BANK OF CANADA, as joint lead arrangers and co-book managers, hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

                    SECTION 1.01. Certain Defined Terms.

                    As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          “Advance” means an advance by a Lender to a Borrower or the acceptance of a Draft or purchase of a Bankers’ Acceptance by a Lender for the account of a Borrower as part of a Borrowing and refers to a Base Rate Advance, Prime Rate Advance, a Eurodollar Rate Advance or a BA Advance (each of which shall be a “Type” of Advance).

          “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

          “Agent’s Account” means the account of the Agent with Citibank at is office at 123 Front Street West, Suite 1000, Toronto, Ontario, Canada, Account No. 2070035009, Attention: CIG Western Hemisphere Agency.

          “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance or a Prime Rate Advance, such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance and such Lender’s BA Lending Office in the case of a Drawing.

                    “Applicable Margin” means (a) for Base Rate Advances, 0% per annum, (b) for Prime Rate Advances, 0% per annum and (c) for Eurodollar Rate Advances and BA Advances, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Margin for Eurodollar Rate Advances and BA Advances Prior to Term Loan Conversion Date	Applicable Margin for Eurodollar Rate Advances and BA Advances On and After Term Loan Conversion Date

Level 1 A+ or A1 or above	0.200%	0.550%

Level 2 Lower than Level 1 but at least A or A2	0.240%	0.600%

Level 3 Lower than Level 2 but at least A- or A3	0.280%	0.700%

Level 4 Lower than Level 3 but at least BBB+ or Baa1	0.400%	0.87.5%

Level 5 Lower than Level 4	0.630%	1.375%

                    “Applicable Percentage” means, as of any date prior to the Term Loan Conversion Date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Percentage

Level 1 A+ or A1 or above	0.050%

Level 2 Lower than Level 1 but at least A or A2	0.060%

Level 3 Lower than Level 2 but at least A- or A3	0.070%

Level 4 Lower than Level 3 but at least BBB+ or Baa1	0.100%

Level 5 Lower than Level 4	0.12.5%

          “Applicable Utilization Fee” means, as of any date prior to the Term Loan Conversion Date that the sum of the aggregate principal amount of the Advances plus the aggregate outstanding Face Amount of all Bankers’ Acceptances exceeds 50% of the aggregate Commitments, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Utilization Fee

Level 1 A+ or A1 or above	0.050%

Level 2 Lower than Level 1 but at least A or A2	0.050%

Level 3 Lower than Level 2 but at least A- or A3	0.100%

Level 4 Lower than Level 3 but at least BBB+ or Baa1	0.125%

Level 5 Lower than Level 4	0.125%

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“BA Advance” means the acceptance of a Draft or the purchase of a Bankers’ Acceptance by a Lender for the account of a Borrower.

          “BA Lending Office” means, in the case of each Lender, the office of such Lender set forth as its “BA Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender or such other office of such Lender in Canada as such Lender may from time to time specify to the Company and the Agent for such purpose.

          “BA Rate” means, for all Bankers’ Acceptances comprising part of the same Drawing to be purchased by (a) a Lender named on Schedule I to the Bank Act (Canada), the average rate (calculated on an annual basis of a year of 365 days and rounded up to the nearest multiple of 1/4 of 1%, if such average is not such a multiple) for Canadian Dollar Bankers’ Acceptances having a comparable term that appears on the Reuters Screen CDOR Page (or such other page as is a replacement page for such bankers’ acceptances) at 10:00 A.M. (Toronto time) or, if such rate is not available at such time, the BA Rate in respect of such Bankers’ Acceptances shall be the arithmetic average of the discount rates (calculated on an annual basis of a year of 365 days) and rounded up to the nearest multiple of 1/4 of 1%, if such average is not such a multiple, quoted by each

Canadian Reference Lender at 9:30 a.m. (Toronto time) on the date of such Drawing as the discount rate at which such Reference Lender would purchase, on such date, its own bankers’ acceptances having an aggregate Face Amount equal to and with a term to maturity the same as the Bankers’ Acceptances to be acquired by such Lender as part of such Drawing, or (b) a Lender other than a Lender named on Schedule I to the Bank Act (Canada), the lesser of (i) the rate advised by such Lender to the Agent as being the discount rate of such Lender (calculated on an annual basis of a year of 365 days) at 10:00 A.M. (Toronto time) on the applicable purchase date for bankers’ acceptances of such Lender having a comparable face amount and identical maturity date to the face amount and maturity date of such Bankers’ Acceptance, and (ii) the rate determined by the Agent in accordance with (a) above plus 0.10% per annum. The BA Rate for each Bankers’ Acceptance comprising part of the same Drawing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Canadian Reference Lenders on the date of the applicable Drawing, subject, however, to the provisions of Section 2.08.

“Banker’s Acceptance” has the meaning specified in Section 2.01(b).

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank, N.A.’s base rate;

          (b) the sum (adjusted to the nearest 1/32 of 1% or, if there is no nearest 1/32 of 1%, to the next higher 1/32 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank, N.A. on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank, N.A. from three New York certificate of deposit dealers of recognized standing selected by Citibank, N.A., by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank, N.A. with respect to liabilities consisting of or including (among other liabilities) three-month US Dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank, N.A. for determining the then current annual assessment payable by Citibank, N.A. to the Federal Deposit

Insurance Corporation (or any successor) for insuring US Dollar deposits of Citibank, N.A. in the United States; and

(c) 1/2 of one percent per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance denominated in US Dollars that bears interest as provided in Section 2.07(a)(i).

“Borrowers” has the meaning specified in the recital or parties to this Agreement.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

“Borrowing Minimum” means, in respect of Advances denominated in US Dollars, US$10,000,000 and, in respect of Advances denominated in Canadian Dollars, CN$10,000,000.

“Borrowing Multiple” means, in respect of Advances denominated in US Dollars, US$1,000,000 and, in respect of Advances denominated in Canadian Dollars, CN$1,000,000.

          “Business Day” means a day of the year on which banks are not required or authorized by law to close in Toronto, Ontario, Canada and New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Canadian Dollars” and the “CN$” sign each means the lawful currency of Canada.

          “Canadian Interbank Rate” means the interest rate, expressed as a percentage per annum, which is customarily used by the Agent when calculating interest due by it or owing to it from or in connection with correction of errors between it and other Canadian chartered banks.

          “Canadian Reference Lenders” means Citibank and Royal Bank of Canada; provided that, if any of the foregoing shall cease to be a Lender, the term “Canadian Reference Lenders” shall no longer include such Lender and shall thereafter include such Lender as the Agent shall designate as a replacement Canadian Reference Lender, which designation shall be made with the consent of such replacement Canadian Reference Lender and the Company, which consent shall not be unreasonably withheld or delayed and provided, further, that if any Lenders are banks set forth in Schedule I of the Bank Act (Canada), at least one of the Canadian Reference Lenders will be such a Schedule I bank.

          “Cash Collateral Account” means an interest bearing cash collateral account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

          “Change of Control” means that (i) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the “Act”)) (other than the Company, any Subsidiary of the Company or any savings, pension or other benefit plan for the benefit of employees of the Company or its Subsidiaries) which theretofore beneficially owned less than 30% of the Voting Stock of the Company then outstanding shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Act) of 30% or more in voting power of the outstanding Voting Stock of the Company or (ii) during any period of twelve consecutive calendar months commencing at the Effective Date, individuals who at the beginning of such twelve-month period were directors of the Company shall cease to constitute a majority of the Board of Directors of the Company.

          “Commitment” means as to any Lender (i) the Canadian Dollar amount set forth opposite its name on the signature pages hereof under the caption “Commitment” or (ii) if such Lender has entered into any Assignment and Acceptance, the Canadian Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.06(d) as such Lender’s Commitment, in each case as the same may be terminated or reduced, as the case may be, pursuant to Section 2.05.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

          “Consolidated Subsidiary” means, at any time, any Subsidiary the accounts of which are required at that time to be included on a Consolidated basis in the Consolidated financial statements of the Company, assuming that such financial statements are prepared in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08, 2.11 or 2.12.

          “Debt” means, with respect to any Person: (i) indebtedness of such Person, which is not limited as to recourse to such Person, for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred (for 90 days or more) purchase or acquisition price of property or services; (ii) indebtedness or obligations of others which such Person has assumed or guaranteed; (iii) indebtedness or obligations of others secured by a lien, charge or encumbrance on property of such Person whether or not such Person shall have assumed such indebtedness or obligations; (iv) obligations of such Person in respect of letters of credit (other than performance letters of credit, except to the extent backing an obligation of any Person which would be Debt of such Person), acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; and (v) obligations of such Person under leases which are required to be capitalized on a balance sheet of such Person in accordance with GAAP.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Disclosed Litigation” has the meaning specified in Section 3.01(b).

          “Domestic Lending Office” means, with respect to any Initial Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto and, with respect to any other Lender, the office of such Lender specified as its “Domestic Lending Office” in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

          “Draft” means a blank bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn by a Borrower on any Lender, in substantially the form of Exhibit A-2, and which, except as otherwise provided herein, has not been completed or accepted by such Lender.

“Drawing” means the simultaneous acceptance of Drafts and purchase of Bankers’ Acceptances by the Lenders, in accordance with Section 2.03(a).

          “Drawing Fee” means, with respect to each Bankers’ Acceptance, an amount equal to (a) the sum of (x) the Applicable Margin in effect on the date of the Drawing or renewal, as the case may be, of such Bankers’ Acceptance plus (y) the Applicable Utilization Fee, if any, in effect on the date of the Drawing or renewal, as the case may be, of such Bankers’ Acceptance multiplied by (b) the Face Amount of such Bankers’ Acceptance, calculated on the basis of the term to maturity of such Bankers’ Acceptance and a year of 365 days.

          “Drawing Purchase Price” means, with respect to each Bankers’ Acceptance to be purchased and/or accepted by any Lender at any time, the amount (adjusted to the nearest whole cent or, if there is no nearest whole cent, the next higher whole cent) obtained by dividing (i) the aggregate Face Amount of such Bankers’ Acceptance, by (ii) the sum of (A) one and (B) the product of (1) the BA Rate in effect at such time (expressed as a decimal fraction) multiplied by (2) a fraction the numerator of which is the number of days in the term to maturity of such Bankers’ Acceptance and the denominator of which is 365 days.

“Effective Date” has the meaning specified in Section 3.01.

          “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) any Person approved by the Agent and, unless a Default has occurred and is continuing at the time any assignment is effected pursuant to Section 8.07, the Company, such approval not to be unreasonably withheld or delayed, provided that each Eligible Assignee is not a non-resident of Canada for the purposes of Part XIII of the Income Tax Act (Canada), provided, further, that neither the Company nor any Affiliate of the Company shall qualify as an Eligible Assignee under this definition.

          “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

          “Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

          “Equivalent” in US Dollars of Canadian Dollars on any date of determination means the equivalent thereof determined by using the quoted spot rate at which Citibank’s principal office in Toronto, Ontario offers to exchange US Dollars for Canadian Dollars in Toronto, Ontario at 11:00 a.m. (Toronto time) on such date and (b) in Canadian Dollars of US Dollars on any date of determination means the equivalent thereof determined by using the quoted spot rate at which Citibank, N.A.’s principal office in New York City, New York offers to exchange Canadian Dollars for US Dollars in New York City, New York at 11:00 a.m. (New York City time) on such date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          “ERISA Affiliate” of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person’s controlled group, or under common control with such Person, within the meaning of Section 414 of the Internal Revenue Code.

          “ERISA Event” with respect to any Person means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to a Plan of such Person or any of its ERISA Affiliates within the following 30 days, and the contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of such Plan is required under Section 4043(b)(3) of ERISA (taking into account Section 4043(b)(2) of ERISA) to notify the PBGC that the event is about to occur; (b) the application for a minimum funding waiver with respect to a Plan of such Person or any of its ERISA Affiliates; (c) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan in a distress termination pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by such Person or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan of such Person or any of its ERISA Affiliates; (g) the adoption of an amendment to a Plan of such Person or any of its ERISA Affiliates requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

          “Escrow” means an escrow established with an independent escrow agent pursuant to an escrow agreement reasonably satisfactory in form and substance to the Person or Persons asserting the obligation of one or more Borrowers to make a payment to it or them hereunder.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          “Eurodollar Lending Office” means, with respect to any Initial Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto and, with respect to any other Lender, the office of such Lender specified as its “Eurodollar Lending Office” in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

          “Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on the applicable Telerate Page as the London interbank offered rate for deposits in US Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/32 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in US Dollars are offered by the principal office of each of the Reference Banks (or an Affiliate of such Reference Bank) in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Telerate Page is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate

Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

“Eurodollar Rate Advance” means an Advance denominated in US Dollars that bears interest as provided in Section 2.07(a)(iii).

          “Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Face Amount” means, with respect to any Bankers’ Acceptance, the amount payable to the holder of such Bankers’ Acceptance on its then existing Maturity Date.

          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Final Maturity Date” means the earlier of (a) the first anniversary of the Termination Date and (b) the date of termination in whole of the aggregate Commitments pursuant to Section 2.05 or 6.01.

“GAAP” has the meaning specified in Section 1.03.

          “Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

          “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months and, if available to all Lenders, nine months, as the Borrower requesting the Borrowing may, upon notice received by the Agent not later than 11:00 A.M. (Toronto time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

          (i) such Borrower may not select any Interest Period that ends after the scheduled Termination Date or, if the Revolving Credit Advances have been converted to a term loan pursuant to Section 2.06(a) prior to such selection, that ends after the Final Maturity Date;

(ii) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

          (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

          (iv) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Lenders” means, collectively, (i) Initial Lenders and (ii) each Eligible Assignee that shall become a party hereto pursuant to Section 9.06(a), (b) and (c).

“Lien” means any lien, mortgage, pledge, security interest or other charge or encumbrance of any kind.

          “Majority Lenders” means at any time Lenders holding at least 51% of the then aggregate principal amount (based on the Equivalent in Canadian Dollars at such time) of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least 51% of the Commitments.

“Material Adverse Change” means any material adverse change in the financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole.

          “Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrowers to perform their obligations under this Agreement or any Note.

          “Maturity Date” means, for each Bankers’ Acceptance comprising part of the same Drawing, the date on which the Face Amount for such Bankers’ Acceptance becomes due and payable in accordance with the provisions set forth below, which shall be a Business Day occurring one, two or three months or, subject to clause (c) of this definition, six months after the date on which such Bankers’ Acceptance is purchased and/or accepted as part of any Drawing, as the applicable Borrower may select upon notice received by the Agent not later than 10:00 a.m. (Toronto time) on the third Business Day prior to the date on which such Bankers’ Acceptance is to be accepted and purchased (whether as a new Drawing, by renewal or by Conversion); provided, however, that:

(a) no Borrower may select any Maturity Date for any Bankers’ Acceptance that occurs after the then scheduled Termination Date;

(b) the Maturity Date for all Bankers’ Acceptances comprising part of the same Drawing shall occur on the same date;

          (c) in the case of any such Drawing, such Borrower shall not be entitled to select an Maturity Date of six months unless, by 2:00 P.M. (Toronto time) on the third Business Day to the date on which such Bankers’ Acceptance is purchased and/or accepted, each Lender notifies the Agent that such Lender will be purchasing and/or accepting such Drawing with such Maturity Date (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to such requested Maturity Date); provided that, if any or all of the Lenders object to the requested Maturity Date, the Maturity Date for such Drawing shall be one, two or three months, as specified by the Borrower requesting such Drawing in the applicable Notice of Drawing as the desired alternative to such requested Maturity Date; and

(d) whenever the Maturity Date for any Bankers’ Acceptance would otherwise occur on a day other than a Business Day, such Maturity Date shall be extended to occur on the next succeeding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” of any Person means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          “Multiple Employer Plan” of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person or any of its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

          “Net Tangible Assets of the Company and its Consolidated Subsidiaries”, as at any particular date of determination, means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, as set forth in the most recent balance sheet of the Company and its Consolidated Subsidiaries and computed in accordance with GAAP.

          “Note” means a promissory note of any Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advances made by such Lender to such Borrower.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Drawing” has the meaning specified in Section 2.03(a).

“Obligations” has the meaning specified in Section 7.01(b).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

          “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Prime Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

          (a) the rate which the principal office of Citibank (or its Affiliate) in Toronto, Ontario announces publicly from time to time as its prime rate for determining rates of interest on commercial loans in Canadian Dollars made by it in Canada; and

          (b) 1/2 of 1% per annum above the rate quoted for 30-day Canadian Dollar bankers’ acceptances of Citibank that appears on the Reuters Screen CDOR Page (or any replacement page) as of 10:00 a.m. (Toronto time) on the date of determination.

“Prime Rate Advance” means an Advance made in Canadian Dollars that bears interest as provided in Section 2.07(b)(ii).

“Process Agent” has the meaning specified in Section 9.11(a).

          “Public Debt Rating” means, as of any date, the highest rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Company. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Utilization Fee and the Applicable Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Utilization Fee and the Applicable Percentage will be set in accordance with Level 5 under the definition of “Applicable Margin”, “Applicable Utilization Fee” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin, the Applicable Utilization Fee and the Applicable Percentage shall be based upon the higher rating, provided that if the lower of such ratings is more than one level below the higher of such ratings, the Applicable Margin, the Applicable Utilization Fee and the Applicable Percentage shall be determined by reference to the level that is one level above such lower rating; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

          “Ratable Share” of any amount means, with respect to any Lender at any time, the product of (a) a fraction the numerator of which is the amount of such Lender’s Commitment at such time and the denominator of which is the aggregate Commitments at such time and (b) such amount.

“Reference Banks” means Citibank and Royal Bank of Canada.

“Register” has the meaning specified in Section 9.06(d).

          “Restricted Property” means (a) any property of the Company located within the United States of America that, in the opinion of the Company’s Board of Directors, is a principal manufacturing property or (b) any shares of capital stock or Debt of any Subsidiary owning any such property.

“Sale and Leaseback Transaction” means any arrangement with any Person (other than the Company or a Subsidiary of the Company), or to which any such Person is a party, providing for the leasing to the Company or to a Subsidiary of the Company owning Restricted Property for a period of more than three years of any Restricted Property that has been or is to be sold or transferred by the Company or such Subsidiary to such Person, or to any other Person (other than the Company or a Subsidiary of the Company) to which funds have been or are to be advanced by such Person on the security of the leased property. It is understood that arrangements pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, or any successor provision having similar effect, are not included within this definition of “Sale and Leaseback Transaction”.

          “Single Employer Plan” of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc.

          “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Telerate Page” means, as applicable, page 3750 (or any successor page) of Moneyline Telerate Service.

“Term Loan Conversion Date” means the Termination Date on which all Revolving Credit Advances outstanding on such date are converted into a term loan pursuant to Section 2.06(a).

“Term Loan Election” has the meaning specified in Section 2.06(a).

          “Termination Date” means the earlier of (a) September 8, 2006 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05(a) or Section 6.01 or, if all Lenders elect to terminate their Commitments as provided therein, Section 2.05(b).

          “Threatened” means, with respect to any action, suit, investigation, litigation or proceeding, a written communication to the Company or a Borrower, as the case may be, expressing an intention to immediately bring such action, suit, investigation, litigation or proceeding.

          “Unused Commitment” means, with respect to any Lender at any time, (a) such Lender’s Commitment at such time minus (b) the aggregate principal of all Advances (including the aggregate Face Amount of all BA Advances owing to such Lender and outstanding at such time), determined for Advances or Bankers’ Acceptances denominated in Canadian Dollars by reference to the Equivalent thereof in US Dollars.

“US Dollars” and the “US$” sign each mean lawful money of the United States of America.

          “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

                    SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

                    SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed, and all financial computations and determinations pursuant hereto shall be made, in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”); provided, however, that, if any changes in accounting principles from those used in the preparation of such financial statements have been required by the rules, regulations, pronouncements or opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and have been adopted by the Company with the agreement of its independent certified public accountants, the Lenders agree to consider a request by the Company to amend this Agreement to take account of such changes.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

                    SECTION 2.01. The Advances. (a) Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances in either US Dollars or Canadian Dollars to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount for each such Advance (based in respect of any Advance denominated in US Dollars on the Equivalent in Canadian Dollars determined on the date of delivery of the applicable Notice of Borrowing), not to exceed such Lender’s Unused Commitment. Each Borrowing shall be in an aggregate amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, any Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.09 and reborrow under this Section 2.01(a).

                    (b) Drawings. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to accept Drafts (each Draft so accepted, a “Bankers’ Acceptance”) for the account of any Borrower, and to purchase such Bankers’ Acceptances from time to time on any Business Day during the period from the date hereof until the Termination Date having a Face Amount for all such Bankers’ Acceptances purchased by such Lender at the time of such Drawing not to exceed such Lender’s Unused Commitment at such time. Each Drawing shall be comprised solely of Canadian Dollars, shall be in an aggregate Face Amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of the creation and purchase of Bankers’ Acceptances at or about the same time by the Lenders ratably in accordance with their respective Commitments. Within the limits of each Lender’s Unused Commitment in effect from time to time, amounts drawn by the Borrowers under this Section 2.01(b) and repaid or prepaid from time to time may be redrawn by the Borrowers under this Section 2.01(b).

                    SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (Toronto time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 9:00 A.M. (Toronto time) on the day of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances or Prime Rate Advances, by any Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type and currency of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period and currency for each such Advance. Each Lender shall, before 11:00 A.M. (Toronto time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s account, in same day funds, such Lender’s ratable portion (as determined in accordance with Section 2.01) of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower requesting the Borrowing at the Agent’s aforesaid address.

                    (b) Anything in subsection (a) above to the contrary notwithstanding, a Borrower may not select Eurodollar Rate Advances for any proposed Borrowing if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.11.

                    (c) Each Notice of Borrowing of any Borrower shall be irrevocable and binding on such Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower requesting such Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by such Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

                    (d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower proposing such Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and such Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, (A) the Federal Funds Rate in the case of Advances denominated in US Dollars or (B) the Canadian Interbank Rate in the case of Advances denominated in Canadian Dollars. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

                    (e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

                    SECTION 2.03. Drawings of Bankers’ Acceptances. (a) Request for Drawing. Each Drawing shall be made on notice, given not later than 12:00 noon (Toronto time) on a Business Day at least two Business Days prior to the date of the proposed Drawing, by a Borrower to the Agent, which shall give each Lender prompt notice thereof by telecopier. Each notice of a Drawing (a “Notice of Drawing”) shall be in writing (including by telecopier), in substantially the form of Exhibit B-2 hereto, and shall be confirmed by telephone immediately by the applicable Borrower, specifying therein the requested (i) date of such Drawing (which shall be a Business Day), (ii) aggregate Face Amount of such Drawing and (iii) initial Maturity Date for each Bankers’ Acceptance comprising part of such Drawing; provided, however, that, if the Agent determines in good faith (which determination shall be conclusive and binding upon the applicable Borrower) that the Drafts to be accepted and purchased as part of any Drawing cannot, due solely to the requested aggregate Face Amount thereof, be accepted and/or purchased ratably by the Lenders in accordance with Section 2.01(b), then the aggregate Face Amount of such Drawing (or the Face Amount of Bankers’ Acceptances to be created by any Lender) shall be reduced to such lesser amount as the Agent determines will permit such Drafts comprising part of such Drawing to be so accepted and purchased and, unless the applicable Borrower shall have given written notice to the contrary to the Agent, each Lender shall fund the difference between such Lender’s ratable portion of the original aggregate Face Amount of such Drawing and the Face Amount of the Bankers’ Acceptances to be created by such Lender after giving effect to such reduction in the form of a Prime Rate Advance, which shall be deemed for all purposes hereof to be an Advance made pursuant to Section 2.01(a). The Agent agrees that it will, as promptly as practicable, notify the applicable Borrower of the unavailability of Bankers’ Acceptances and, if applicable, of the date and the amount of each Prime Rate Advance to be made or actually made in accordance with the immediately preceding sentence. Each Draft in connection with any requested Drawing (A) shall be in a minimum amount of CN$100,000 or an integral multiple of CN$100,000 in excess thereof, and (B) shall be dated the date of the proposed Drawing. If the Agent receives from a Borrower a Notice of Drawing requesting a BA Advance, the Agent shall notify each of the Lenders, prior to 11:00 a.m. on the first Business Day prior to the date of such Advance, of such request and each Lender’s Ratable Share of such Advance except that, if the face amount of a draft Bankers’ Acceptance that would otherwise be accepted by a Lender would not be CN$ 100,000, or an integral multiple thereof, such face amount shall be increased or reduced by the Paying Agent in its sole and unfettered discretion to the nearest integral multiple of CN$100,000. On the date specified in a Notice of Drawing on which Bankers’ Acceptances are to be accepted, the Agent shall advise the relevant Borrower and the Lenders as to the Agent’s determination of the BA Rate. Each Lender shall, before 1:00 p.m. (Toronto time) on the date of each Drawing, complete one or more Drafts in accordance with the related Notice of Drawing, accept such Drafts and purchase the Bankers’ Acceptances created thereby for the Drawing Purchase Price and shall, before 1:00 p.m. (Toronto time) on such date, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, the Drawing Purchase Price payable by such Lender for such Drawing less the Drawing Fee payable to such Lender with respect thereto under Section 2.04(b). Upon the fulfillment of the applicable conditions set forth in Article III, the Agent will make the funds it has received from the Lenders available to the applicable Borrower at the Agent’s Account.

                    (b) Limitations on Drawings. Anything in Section 2.03(a) to the contrary notwithstanding, the Borrowers may not select a Drawing if the obligation of the Lenders to purchase and accept Bankers’ Acceptances shall then be suspended pursuant to Section 2.03(d) or 2.12.

                    (c) Binding Effect of Notices of Drawing. Each Notice of Drawing shall be irrevocable and binding on the Borrower giving such notice. In the case of any proposed Drawing, the applicable Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the Notice of Drawing for such Drawing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Drawing Purchase Price to be paid by such Lender as part of such Drawing when, as a result of such failure, such Drawing is not made on such date.

                    (d) Circumstances Making Bankers’ Acceptances Unavailable. (i) If, with respect to any proposed Drawing, the Agent determines in good faith that circumstances affecting the money markets at the time any related Notice of Drawing is delivered or is outstanding will result in no market for the Bankers’ Acceptances to be created in connection with such Drawing or an insufficient demand for such Bankers’ Acceptances to allow the Lenders creating such Bankers’ Acceptances to sell or trade the Bankers’ Acceptances to be created and purchased or discounted by them hereunder in connection with such Drawing, then, upon notice to the applicable Borrower and the Lenders, (A) the Notice of Drawing with respect to such proposed Drawing shall be cancelled and the Drawing requested therein shall not be made and (B) the right of the Borrowers to request a Drawing shall be suspended until the Agent shall notify the Company that the circumstances causing such suspension no longer exist. In the case of any such cancellation of a Notice of Drawing, unless the applicable Borrower shall give written notice to the contrary to the Agent, the cancellation of any such Notice of Drawing shall be deemed to be the giving by the such Borrower of a Notice of Borrowing for Advances consisting of Prime Rate Advances in an aggregate principal amount equal to the aggregate Face Amount of such proposed Drawing and the Lenders shall, subject to the terms and conditions hereof applicable to the making of Advances, make such Advances available to the applicable Borrower, if practicable, on the same Business Day, and otherwise on the next Business Day. The Agent agrees that it will, as promptly as practicable, notify the Company and the applicable Borrower of the unavailability of Bankers’ Acceptances and, if applicable, of the date and the amount of each Prime Rate Advance to be made or actually made in accordance with the immediately preceding sentence.

(ii) Upon the occurrence and during the continuance of any Default, the obligation of the Lenders to purchase and/or accept Bankers’ Acceptances shall be suspended.

                    (e) Assumptions of the Agent. Unless the Agent shall have received notice from a Lender prior to the date of any Drawing that such Lender will not make available to it such Lender’s ratable share of such Drawing in accordance with Section 2.03(a), the Agent may assume that such Lender has made such ratable share available to it on the date of such Drawing in accordance with Section 2.03(a) and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that any such Lender shall not have so made such ratable share available to the Agent, such Lender and the applicable Borrower severally agree to repay or pay to the Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid or paid to the Agent, at (i) in the case of such Borrower, a rate per annum equal to the BA Rate used in calculating the Drawing Purchase Price with respect to such Drawing, and (ii) in the case of such Lender, the Canadian Interbank Rate. If such Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Lender’s Bankers’ Acceptance as part of such Drawing for all purposes under this Agreement.

                    (f) Power of Attorney. To enable the Lenders to create Bankers’ Acceptances in accordance with Section 2.01(c) and this Section 2.03, (i) each Borrower hereby irrevocably appoints each Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, any Draft necessary to enable each Lender to create Bankers’ Acceptances, provided that the aggregate amount of Bankers’ Acceptances created by each Lender in connection with any Drawing shall not exceed such Lender’s Ratable Share of the such Drawing. All Drafts signed or endorsed on a Borrower’s behalf by a Lender shall be binding on such Borrower, all as if duly signed or endorsed by such Borrower. Each Lender shall (i) maintain a record with respect to any Draft completed in accordance with this Section 2.03(f), voided by it for any reason, accepted and purchased or purchased pursuant to this Section 2.03(f), and cancelled at its respective maturity; and (ii) retain such records in the manner and for the statutory periods provided by laws which apply to such Lender and make such records available to each Borrower acting reasonably. On request by any Borrower, a Lender shall cancel and return to the possession of such Borrower all Drafts which have been pre-signed or pre-endorsed on behalf of such Borrower and which are held by such Lender and are not required to make Bankers’ Acceptances in accordance with this Article II.

                    (g) Distribution of Bankers’ Acceptances. Bankers’ Acceptances purchased by a Lender in accordance with the terms of Section 2.01(b) and this Section 2.03 may, in such Lender’s sole discretion, be held by such Lender for its own account until the applicable Maturity Date or sold, rediscounted or otherwise disposed of by it at any time prior thereto in any relevant market therefor.

                    (h) Failure to Fund in Respect of Drawings. The failure of any Lender to fund the Drawing Purchase Price to be funded by it as part of any Drawing shall not relieve any other Lender of its obligation hereunder to fund its Drawing Purchase Price on the date of such Drawing, but no Lender shall be responsible for the failure of any other Lender to fund the Drawing Purchase Price to be funded by such other Lender on the date of any Drawing.

                    SECTION 2.04. Fees. (a) Facility Fee. The Company agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing December 31, 2005, and on the Termination Date.

                    (b) Drawing Fees. The applicable Borrower shall, on the date of each Drawing and on the date of each renewal of any outstanding Bankers’ Acceptances, pay to the Agent for the ratable account of the Lenders accepting Drafts and purchasing Bankers’ Acceptances, the Drawing Fee with respect to such Bankers’ Acceptances. Each Borrower irrevocably authorizes each such Lender to deduct the Drawing Fee payable with respect to each Bankers’ Acceptance of such Lender from the Drawing Purchase Price payable by such Lender in respect of such Bankers’ Acceptance in accordance with Section 2.03 and to apply such amount so withheld to the payment of such Drawing Fee for the account of such Borrower and, to the extent such Drawing Fee is so withheld and legally permitted to be so applied, such Borrower’s obligations under the preceding sentence in respect of such Drawing Fee shall be satisfied.

                    (c) Agent’s Fees. The Company shall pay to the Agent for its own account such fees, and at such times, as the Company and the Agent may separately agree.

                    SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional Ratable Termination or Reduction. The Company shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments of the Lenders, provided that each partial reduction shall be in an aggregate amount not less than US$10,000,000 or an integral multiple of US$1,000,000 in excess thereof. The aggregate amount of the Commitments, once reduced as provided in this Section 2.05(a), may not be reinstated.

                    (b) Termination by a Lender. In the event that a Change of Control occurs, each Lender may, by notice to the Company and the Agent given not later than 50 calendar days after such Change of Control, terminate its Commitment, which Commitments shall be terminated effective as of the latest of (i) the date that is 60 calendar days after such Change of Control, (ii) the end of the Interest Period for any Eurodollar Rate Advance outstanding at the time of such Change of Control or for any Eurodollar Rate Advance made pursuant to the next sentence of this Section 2.05(b) or (iii) the Maturity Date of any Bankers’ Acceptance outstanding at the time of such Change of Control or for any Bankers’ Acceptance made pursuant to the next sentence of this Section 2.05(b). Upon the occurrence of a Change of Control, each Borrower’s right to make a Borrowing under this Agreement shall be suspended for a period of 60 calendar days, except for Base Rate Advances, Prime Rate Advances, Eurodollar Rate Advances having an Interest Period ending not later than 90 calendar days after such Change of Control or Bankers’ Acceptances having a Maturity Date not later than 90 calendar days after such Change of Control. A notice of termination pursuant to this Section 2.05(b) shall not have the effect of accelerating any outstanding Advance of such Lender.

                    (c) Term Loan Election. On the Termination Date, if the Company has made the Term Loan Election in accordance with Section 2.06(a) prior to such date, and from time to time thereafter upon each prepayment of the Advances, the Commitments of the Lenders shall be automatically and permanently reduced on a pro rata basis by an amount equal to the amount by which (i) the aggregate Commitments immediately prior to such reduction exceeds (ii) the aggregate unpaid principal amount of all Advances outstanding at such time.

                    SECTION 2.06. Repayment of Advances. (a) Advances. Each Borrower shall, subject to the next succeeding sentence, repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Advances then outstanding. The Company may, upon not less than 15 days’ notice to the Agent, elect (the “Term Loan Election”) to convert all of the Advances outstanding on the Termination Date in effect at such time into a term loan which the Borrowers shall repay in full ratably to the Lenders on the Final Maturity Date; provided that the Term Loan Election may not be exercised unless the applicable conditions in Article III are satisfied on the date of notice of the Term Loan Election and on the date on which the Term Loan Election is to be effected. All Advances converted into a term loan pursuant to this Section 2.06 shall continue to constitute Advances except that the Borrowers may not reborrow pursuant to Section 2.01 after all or any portion of such Advances have been prepaid pursuant to Section 2.09.

                    (b) Bankers’ Acceptances. Each Borrower shall, subject to Section 2.12(a), pay to the Agent for the ratable account of the Lenders on the Maturity Date of any Bankers’ Acceptances issued by it an amount equal to the aggregate Face Amount of all such Bankers’ Acceptances maturing on such date. Any payment by the Borrower of any Bankers’ Acceptances in accordance with this Section 2.06(b) shall, to the extent of such payment, satisfy the obligations of such Borrower under the Bankers’ Acceptances to which it relates and, in the case of a Bankers’ Acceptance, the Lender that has accepted such Bankers’ Acceptance shall, to the extent of such payment to such Lender, thereafter be solely responsible for the payment thereof.

                    SECTION 2.07. Interest on Advances. (a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance owing by such Borrower to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

         (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee, if any, in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be paid in full.

         (ii) Prime Rate Advances. During such periods as such Advance is a Prime Rate Advance, a rate per annum equal at all times to the sum of (x) the Prime Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee, if any, in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Prime Rate Advance shall be Converted or paid in full.

         (iii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee, if any, in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

                    (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), each Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing by such Borrower to each Lender, payable in arrears on the dates referred to in clause (a) above, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder by such Borrower that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) above.

                    SECTION 2.08. Interest Rate Determination. (a) (i) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate if the Telerate Page is unavailable. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. (ii) Each Canadian Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each BA Rate if the Reuters Screen CDOR

Page is unavailable. If any one or more of the Canadian Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Canadian Reference Banks. (iii) The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(iii).

                    (b) If, with respect to any Eurodollar Rate Advances, the Majority Lenders notify the Agent that (i) they are unable to obtain matching deposits in the London interbank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as part of such Borrowing during its Interest Period or (ii) the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify each Borrower and the Lenders, whereupon (A) the Borrower will, on the last day of the then existing Interest Period therefor, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make Eurodollar Rate Advances shall be suspended until the Agent shall notify each Borrower and the Lenders that the circumstances causing such suspension no longer exist.

                    (c) If any Borrower, in requesting a Borrowing comprised of Eurodollar Rate Advances, shall fail to select the duration of the Interest Period for such Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will (to the extent such Eurodollar Rate Advances remain outstanding on such day) automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

                    (d) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Advance will (to the extent such Eurodollar Rate Advance remains outstanding on such day) automatically, on the last day of the then existing Interest Period therefor, be Converted into a Base Rate Advance and (ii) the obligation of the Lenders to make Eurodollar Rate Advances shall be suspended.

                    (e) (i) If the Telerate Page is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

(A) the Agent shall forthwith notify the relevant Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

         (B) with respect to Eurodollar Rate Advances, each such Advance will (to the extent such Eurodollar Rate Advance remains outstanding on such day), on the last day of the then existing Interest Period therefor, be prepaid by the applicable Borrower or be automatically Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

         (C) the obligation of the Lenders to make Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

                    (ii) If the Reuters Screen CDOR Page is not available for the timely determination of the BA Rate, and fewer than two Canadian Reference Lenders are able to furnish timely information to the Agent for determining the BA Rate for any Bankers’ Acceptances,

(A) the Agent shall forthwith notify the Borrowers and the Lenders that the interest rate cannot be determined for such Bankers’ Acceptances, and

         (B) the obligation of the Lenders to make, or to renew, Bankers’ Acceptances shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

                    (f) Interest Act (Canada). Whenever a rate of interest hereunder is calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

                    (g) Nominal Rates; No Deemed Reinvestment. The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; all interest payments to be made hereunder shall be paid without allowance or deduction for reinvestment or otherwise, before and after maturity, default and judgment. The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

                    (h) Interest Paid by the Borrowers. Notwithstanding any provision of this Agreement, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada)) payable by any Borrower under this Agreement exceed the effective annual rate of interest on the “credit advanced” (as defined in the Section) under this Agreement lawfully permitted by that Section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that Section) is determined to be contrary to the provisions of that Section, such payment, collection or demand shall be deemed to have been made by mutual mistake of such Borrower and the Lenders and the amount of such payment or collection shall be refunded to such Borrower. For the purposes of this Agreement, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the relevant term and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lenders will be prima facie evidence of such rate.

                    SECTION 2.09. Prepayments of Advances. (a) Optional Prepayments. Each Borrower may, upon notice to the Agent stating the proposed date and aggregate principal amount of the prepayment, given not later than 11:00 A.M. (Toronto time) on the second Business Day prior to the date of such proposed prepayment, in the case of Eurodollar Rate Advances, and not later than 11:00 A.M. (Toronto time) on the day of such proposed prepayment, in the case of Base Rate Advances or Prime Rate Advances, and, if such notice is given, such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance other than on the last day of the Interest Period therefor, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c). Each notice of prepayment by a Borrower shall be given to the Agent through the Company.

                    (b) Mandatory Prepayments. (i) If, on any date, the sum of (A) the aggregate principal amount of all Advances denominated in Canadian Dollar then outstanding plus (B) the Equivalent in Canadian Dollar (determined on the third Business Day prior to such date) of the aggregate principal amount of all Advances denominated in US Dollars then outstanding exceeds 103% of the aggregate Commitments of the Lenders on such date, the Borrowers shall thereupon promptly prepay the outstanding principal amount of any Advances owing by such Borrower in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Lenders on such date, together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurodollar Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which such Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c). The Agent shall give prompt notice of any prepayment required under this Section 2.09(b)(i) to the Borrowers and the Lenders.

                    SECTION 2.10. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be (A) any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, (B) any increase in the cost to any Lender of agreeing to perform or of performing its obligations under this Agreement under or in respect of Bankers’ Acceptances or (C) any reduction in any amount payable to, or any increase in any payment required to be made by, or any forgiveness or reduction of effective return to, any Lender under this Agreement under or in respect of Bankers’ Acceptances (excluding for purposes of this Section 2.10 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower of such Advances shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to such Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

                    (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or to accept, purchase and/or discount Bankers’ Acceptances hereunder and other commitments of such type or the purchase and/or acceptance and maintenance of Bankers’ Acceptances, then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or to accept, purchase and/or discount Bankers’ Acceptances or to the purchase and/or acceptance and maintenance of Bankers’ Acceptances hereunder. A certificate as to such amounts submitted to the Company and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

                    (c) Any Lender claiming any additional amounts payable pursuant to this Section 2.10 shall, upon the written request of the Company delivered to such Lender and the Agent, assign, pursuant to and in accordance with the provisions of Section 9.06, all of its rights and obligations under this Agreement and under the Notes to an Eligible Assignee selected by the Company; provided, however, that (i) no Default shall have occurred and be continuing at the time of such request and at the time of such assignment; (ii) the assignee shall have paid to the assigning Lender the aggregate principal amount of, and any interest accrued and unpaid to the date of such assignment on, the Advances of such Lender; (iii) the Company shall have paid to the assigning Lender any and all facility fees and other fees payable to such Lender and all other accrued and unpaid amounts owing to such Lender under any provision of this Agreement (including, but not limited to, any increased costs or other additional amounts owing under this Section 2.10, and any indemnification for Taxes under Section 2.14) as of the effective date of such assignment and (iv) if the assignee selected by the Company is not an existing Lender, such assignee or the Company shall have paid the processing and recordation fee required under Section 9.06(a) for such assignment; provided further that the assigning Lender’s rights under Sections 2.10, 2.14 and 9.04, and its obligations under Section 8.05, shall survive such assignment as to matters occurring prior to the date of assignment.

                    SECTION 2.11. Illegality. (a) Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each such Eurodollar Rate Advance will automatically, upon such demand, be Converted into a Base Rate Advance and (b) the obligation of the Lenders to make such Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

                    (b) Notwithstanding any other provision of this Agreement, if the introduction of or any change in the interpretation of any law or regulation (including, without limitation, any change in acceptance limits imposed on any Lender) shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or any of their respective BA Lending Offices to perform its obligations hereunder to complete and accept Drafts, to purchase Bankers’ Acceptances or to continue to fund or maintain Bankers’ Acceptances hereunder, then, upon notice thereof and demand therefor by such Lender to the Borrowers through the Agent (i) an amount equal to the aggregate Face Amount of all Bankers’ Acceptances outstanding at such time shall, upon such demand (which shall only be made if deemed necessary by the applicable Lender to comply with applicable law), be deposited by the Borrowers into the Cash Collateral Account until the Maturity Date of each such Bankers’ Acceptance, (ii) upon the Maturity Date of any Bankers’ Acceptance in respect of which any such deposit has been made, the Agent shall be, and hereby is, authorized (without notice to or any further action by any Borrower) to apply, or to direct the Agent to apply, such amount (or the applicable portion thereof) to the reimbursement of such Bankers’ Acceptance and (iii) the obligation of the Lenders to complete and accept Drafts and/or to purchase Bankers’ Acceptances shall be suspended until the Agent shall notify the Borrowers that such Lender has determined that the circumstances causing such suspension no longer exist.

                    SECTION 2.12. Renewal and Conversion of Bankers’ Acceptances. (a) Optional Renewal or Conversion. Each Borrower may on any Business Day, upon notice given to the Agent not later than 12:00 noon (Toronto time) on a Business Day at least two Business Days prior to the date of the proposed renewal or Conversion and subject to the provisions of Section 2.11, renew all or any portion of the Bankers’ Acceptances comprising part of the same Drawing made by such Borrower or Convert all or any portion of the Bankers’ Acceptances comprising part of the same Drawing made by such Borrower to a Borrowing comprised of Prime Rate Advances; provided, however, that:

(i) any renewal or Conversion of Bankers’ Acceptances shall be made only on the then existing Maturity Date for such Bankers’ Acceptances;

         (ii) each renewal or Conversion of Bankers’ Acceptances comprising part of the same Drawing shall be made ratably among the Lenders holding such Bankers’ Acceptances in accordance with the respective amount of such Bankers’ Acceptances so held;

(iii) no renewal of any Bankers’ Acceptance may be made at any time that a Default has occurred and is continuing, and

         (iv) no Conversion may be made if the amount of the Advance to be made by any Lender in connection with such Conversion would exceed such Lender’s Unused Commitment in effect at the time of such Conversion.

Each such notice of renewal or Conversion shall, within the restrictions set forth above, specify (A) the date of such renewal or Conversion (which shall be the then existing Maturity Date of such Bankers’ Acceptances and shall be a Business Day), (B) the Bankers’ Acceptances to be renewed or Converted, (C) if less than all of the Bankers’ Acceptances comprising part of any

Drawing are to be renewed or Converted, the aggregate Face Amount for such renewal or Conversion and (D) in the case of a renewal, the term to maturity of the renewed Bankers’ Acceptances (which shall comply with the definition of “Maturity Date” in Section 1.01); provided, however, that, if the Agent determines in good faith (which determination shall be conclusive and binding upon each Borrower) that the Bankers’ Acceptances cannot, due solely to the requested aggregate Face Amount thereof, be renewed ratably by the Lenders, the aggregate Face Amount of such renewal (or the Face Amount of Bankers’ Acceptances to be created by any Lender) shall be reduced to such lesser amount as the Agent determines will permit such renewal to be so made and each Lender shall fund the difference between such Lender’s ratable portion of the original aggregate Face Amount of such renewal and the Face Amount of the Bankers’ Acceptances to be created by such Lender after giving effect to such reduction in the form of a Prime Rate Advance, which shall be deemed for all purposes hereof to be an Advance made pursuant to Section 2.01(a). Each notice of renewal or Conversion under this Section 2.12 shall be irrevocable and binding on the Borrower giving such notice. Upon any renewal of Bankers’ Acceptances comprising part of any Drawing in accordance with this Section 2.12(a), the Lenders holding the Bankers’ Acceptances to be renewed shall exchange such maturing Bankers’ Acceptances for new Bankers’ Acceptances containing the terms set forth in the applicable notice of renewal, and the Drawing Purchase Price payable for each such renewal shall be applied, together with other funds, if necessary, available to the applicable Borrower, to reimburse the Bankers’ Acceptances otherwise maturing on such date in accordance with Section 2.06(b). Each Borrower hereby irrevocably authorizes and directs each Lender to apply the proceeds of each renewed Bankers’ Acceptance owing to it to the reimbursement, in accordance with this Section 2.12(a), of the Bankers’ Acceptances owing to such Lender by such Borrower and maturing on such date. Upon any Conversion of Bankers’ Acceptances comprising part of the same Drawing in accordance with this Section 2.12(a), the obligation of the Borrower requesting such Conversion to reimburse the Lenders under Section 2.06 in respect of the Bankers’ Acceptances otherwise maturing on such date shall, to the extent of such conversion, be Converted to an obligation to reimburse the Lenders making the Advances made in respect of such maturing Bankers’ Acceptances on such date ratably in accordance with the amount of the Advances held by such Lender at the time of reimbursement. Each Borrower hereby irrevocably authorizes and directs each Lender to apply the net proceeds of each Prime Rate Advance made by such Lender pursuant to this Section 2.12(a) to the reimbursement of the Bankers’ Acceptances owing to such Lender and maturing on such date.

                    (b) Mandatory Conversion. If any Default shall have occurred and be continuing or if any Borrower shall fail (i) to deliver a properly completed notice of renewal or a properly completed notice of Conversion under Section 2.12(a) indicating its intention to renew or to Convert any maturing Bankers’ Acceptances or (ii) to reimburse the Lenders for any Bankers’ Acceptances comprising part of the same Drawing pursuant to Section 2.06, the Agent will forthwith so notify such Borrower and the Lenders, whereupon each such Bankers’ Acceptance will automatically, on the then existing Maturity Date of such Bankers’ Acceptances, Convert into a Prime Rate Advance.

                    SECTION 2.13. Payments and Computations. (a) Each Borrower shall make each payment hereunder and under any Notes, except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Canadian Dollars, not later than 11:00 A.M. (Toronto time) on the day when due in US Dollars to the Agent at the Agent’s

Account in same day funds without set-off, counterclaim or deduction of any kind. Each Borrower shall make each payment hereunder and under any Notes with respect to principal of, interest on, and other amounts relating to Advances denominated in Canadian Dollars not later than 12:00 Noon on the day when due in Canadian Dollars to the Agent in same day funds by deposit of such funds to the Agent’s Account without set-off, counterclaim or deduction of any kind. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, facility fees ratably (other than amounts payable pursuant to Section 2.10, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.06(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

                    (b) All computations of interest based on the Base Rate and of facility fees shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Eurodollar Rate or the Federal Funds Rate shall be made by the Agent on the basis of a year of 360 days and all computations of interest based on the BA Rate shall be made by the Agent on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                    (c) Whenever any payment hereunder or under the Notes or in respect of Bankers’ Acceptances shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                    (d) Unless the Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, in the case of amounts denominated in US Dollars, at the Federal Funds Rate or, in the case of amounts denominated in Canadian Dollars, at the Canadian Interbank Rate.

                    SECTION 2.14. Taxes. (a) Any and all payments by any Borrower (including the Company in its capacity as a guarantor under Article VII hereof) hereunder or under the Notes or in respect of Bankers’ Acceptances shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, net income taxes imposed by the United States or any State thereof and taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes or in respect of Bankers’ Acceptances being hereinafter referred to as “Taxes”). If any Borrower (including the Company in its capacity as a guarantor under Article VII hereof) shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Notes or in respect of any Bankers’ Acceptance to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                     (b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or in respect of a Bankers’ Acceptance or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or in respect of a Bankers’ Acceptance (hereinafter referred to as “Other Taxes”).

                     (c) Each Borrower shall indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any taxes imposed by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that a Borrower shall not be obligated to pay any amounts in respect of penalties, interest or expenses pursuant to this paragraph that are payable solely as a result of (i) the failure on the part of the pertinent Lender or the Agent to pay over those amounts received from the Borrowers under this clause (c) or (ii) the gross negligence or willful misconduct on the part of the pertinent Lender or the Agent. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor. Each Lender agrees to provide reasonably prompt notice to the Agent, the Company and any Borrower of any imposition of Taxes or Other Taxes against such Lender; provided that failure to give such notice shall not affect such Lender’s rights to indemnification hereunder. Each Lender agrees that it will, promptly upon a request by the Company or a Borrower having made an indemnification payment hereunder, furnish to the Company or such Borrower, as the case may be, such evidence as is reasonably available to such Lender as to the payment of the relevant Taxes or Other Taxes, and that it will, if requested by the Company or such Borrower, cooperate with the Company or such Borrower, as the case may be, in its efforts to obtain a refund or similar relief in respect of such payment.

                    (d) Within 30 days after the date of any payment of Taxes by a Borrower under subsection (a) above, each Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder or under the Notes or in respect of a Bankers’ Acceptance by or on behalf of any Borrower through an account or branch outside the United States and Canada or by or on behalf of any Borrower by a payor that is not a United States person or a corporation organized under the laws of Canada or any political subdivision thereof, if such Borrower determines that no Taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

                    (e) Each Lender hereby certifies that it is a resident of Canada for purposes of Part XIII of the Income Tax Act (Canada) or that payments of interest to it by any Borrower are otherwise exempt from Canadian withholding taxes. Each Person that becomes a Lender hereafter shall promptly deliver to the Borrowers and the Agent a certificate as to whether such Person is a resident of Canada for purposes of Part XIII of the Income Tax Act (Canada) or that payments of interest to it by the Borrowers are otherwise exempt from Canadian withholding taxes. If any such Lender is not a resident of Canada for purposes of Part XIII of the Income Tax Act (Canada) or otherwise not exempt from the payment of Canadian withholding taxes on interest payments to it, such Lender shall not be entitled to payments hereunder with respect to taxes imposed under Part XIII of the Income Tax Act (Canada) and such interest payments will be net of any applicable withholding taxes required to be withheld and remitted by the payor.

                    (f) For any period with respect to which a Lender has failed to provide each Borrower with the appropriate certification described in Section 2.14(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a certification originally was required to be provided), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by Canada by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a certification required hereunder, each Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

                    (g) If any Borrower is required to pay any additional amount to any Lender or to the Agent or on behalf of any of them to any taxing authority pursuant to this Section 2.14, such Lender shall, upon the written request of the Company delivered to such Lender and the Agent, assign, pursuant to and in accordance with the provisions of Section 9.06, all of its rights and obligations under this Agreement and under the Notes to an Eligible Assignee selected by the Company; provided, however, that (i) no Default shall have occurred and be continuing at the time of such request and at the time of such assignment; (ii) the assignee shall have paid to the assigning Lender the aggregate principal amount of, and any interest accrued and unpaid to the date of such assignment on, the Advances of such Lender; (iii) the Company shall have paid to the assigning Lender any and all facility fees and other fees payable to such Lender and all other accrued and unpaid amounts owing to such Lender under any provision of this Agreement (including, but not limited to, any increased costs or other additional amounts owing under Section 2.10, and any indemnification for Taxes under this Section 2.14) as of the effective date of such assignment; and (iv) if the assignee selected by the Company is not an existing Lender, such assignee or the Company shall have paid the processing and recordation fee required under Section 9.06(a) for such assignment; provided further that the assigning Lender’s rights under Sections 2.10, 2.14 and 9.04, and its obligations under Section 8.05, shall survive such assignment as to matters occurring prior to the date of assignment.

                    SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, if any, or otherwise) on account of the Advances owing to it and under any Bankers’ Acceptances (other than pursuant to Section 2.10, 2.14 or 9.04(c)) in excess of its Ratable Share of payments on account of the Advances and under any Bankers’ Acceptances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to and the Bankers’ Acceptances issued or purchased by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, if any) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

                    SECTION 2.16. Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) for general corporate purposes of such Borrower and its Subsidiaries, including, without limitation, backstop of commercial paper.

                    SECTION 2.17. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Each Borrower agrees that upon request of any Lender to such Borrower (with a copy of such notice to the Agent) that such Lender receive a Note to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

                    (b) The Register maintained by the Agent pursuant to Section 9.06(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from each Borrower hereunder and each Lender’s share thereof.

                    (c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

                    SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) There shall have occurred no Material Adverse Change since December 31, 2004, except as otherwise publicly disclosed prior to the date hereof.

          (b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries pending or to the knowledge of the Company Threatened before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect, other than the matters described on Schedule 3.01(b) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there shall have been no adverse change in the status, or financial effect on the Company or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

(c) The Company shall have paid all accrued fees and expenses of the Agent and the Lenders in respect of this Agreement.

          (d) On the Effective Date, the following statements shall be true and the Agent shall have received a certificate signed by a duly authorized officer of the Company, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) No event has occurred and is continuing that constitutes a Default.

(e) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent:

(i) The Notes of each Borrower to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.17.

          (ii) Certified copies of the resolutions of the Board of Directors of the Company and each Borrower approving this Agreement and the Notes of the Company and each Borrower party thereto, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes.

          (iii) A certificate of the Secretary or an Assistant Secretary of the Company and each Borrower certifying the names and true signatures of the officers of the Company and each Borrower authorized to sign this Agreement and any Notes of such Borrower and the other documents to be delivered hereunder.

          (iv) A favorable opinion of Gail E. Lehman, Assistant General Counsel of the Company, substantially in the form of Exhibit D hereto and as to such other matters as any Lender through the Agent may reasonably request.

          (v) A favorable opinion of Gail E. Lehman, counsel to each of the Borrowers, substantially in the form of Exhibit E hereto and as to such other matters as any Lender through the Agent may reasonably request.

(vi) A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, substantially in the form of Exhibit F hereto.

(vii) Such other approvals, opinions or documents as any Lender, through the Agent, may reasonably request.

(f) The Company shall have paid all accrued fees and expenses of the Agent (including the billed fees and expenses of counsel to the Agent).

                    SECTION 3.02. Conditions Precedent to Each Borrowing, Drawing and Term Loan Conversion Date. The obligation of each Lender to make an Advance or to purchase, accept or renew a Bankers’ Acceptance on the occasion of each Borrowing, and the Term Loan Conversion Date shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, Drawing or the Term Loan Conversion Date (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Drawing, the Term Loan Election and the acceptance by the Borrower requesting such Borrowing or Drawing of the proceeds of such Borrowing or Drawing shall constitute a representation and warranty by such Borrower that on the date of such Borrowing, such Drawing or the Term Loan Conversion Date such statements are true):

(i) the representations and warranties of the Company contained in Section 4.01 (except, in the case of a Borrowing or a Drawing, the representations set forth in the last sentence of subsection (e) thereof and in subsections (f), (h)-(l) and (n) thereof) are correct on and as of the date of such Borrowing, Drawing or the Term Loan Conversion Date, before and after giving effect to such Borrowing, such Drawing, the Term Loan Election and to the application of the proceeds therefrom, as though made on and as of such date, and

(ii) no event has occurred and is continuing, or would result from such Borrowing, such Drawing, the Term Loan Election or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

                    SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

                    SECTION 4.01. Representations and Warranties of the Company and the Borrowers. The Company and each Borrower represents and warrants as follows:

(a) The Company and each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

          (b) The execution, delivery and performance by the Company and each Borrower of this Agreement and the Notes of such Borrower, and the consummation of the transactions contemplated hereby, are within the Company’s and each Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not and will not cause or constitute a violation of any provision of law or regulation or any provision of the Certificate of Incorporation or By-Laws (or similar organizational documents of the Company or any Borrower or result in the breach of, or constitute a default or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of the properties, revenues, or assets of the Company or any Borrower pursuant to, any indenture or other agreement or instrument to which the Company or such Borrower is a party or by which the Company or such Borrower or its property may be bound or affected.

          (c) No authorization, consent, approval (including any exchange control approval), license or other action by, and no notice to or filing or registration with, any governmental authority, administrative agency or regulatory body or any other third party is required for the due execution, delivery and performance by the Company or any Borrower of this Agreement or the Notes of such Borrower.

          (d) This Agreement has been, and each of the Notes when delivered hereunder will have been, duly executed and delivered by the Company and each Borrower party thereto. This Agreement is, and each of the Notes of each Borrower party thereto when delivered hereunder will be, the legal, valid and binding obligation of the Company and such Borrower enforceable against the Company and such Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

          (e) The Consolidated balance sheet of the Company and its Consolidated Subsidiaries as at December 31, 2004, and the related Consolidated statements of income and cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended (together with the notes to the financial statements of the Company and its Consolidated Subsidiaries and the Consolidated statements of cash flows of the Company and its Consolidated Subsidiaries), accompanied by an opinion of one or more nationally recognized firms of independent public accountants, and the Consolidated balance sheet of the Company and its Consolidated Subsidiaries as at June 30, 2005, and the related Consolidated statements of income and cash flows of the Company and its Consolidated Subsidiaries for the nine months then ended, duly certified by the principal financial officer of the Company, copies of which have been furnished to each Lender, are materially complete and correct, and fairly present, subject, in the case of said balance sheet as at June 30, 2005, and said statements of income and cash flows for the nine months then ended, to year-end audit adjustments, the Consolidated financial condition of the Company and its Consolidated Subsidiaries as at such dates and the Consolidated results of the operations of the Company and its Consolidated Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied, except as otherwise noted therein; the Company and its Consolidated Subsidiaries do not have on such date any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in such balance sheet or the notes thereto as at such date. No Material Adverse Change has occurred since December 31, 2004, except as otherwise publicly disclosed prior to the date hereof.

          (f) There is no action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, pending or to the knowledge of the Company Threatened affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation), or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there has been no adverse change in the status, or financial effect on the Company or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

          (g) Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Borrower of such Advance or of such Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or subject to any restriction contained in any agreement or instrument between such Borrower and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(e) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

          (h) The Company and each wholly-owned direct Subsidiary of the Company have, in the aggregate, met their minimum funding requirements under ERISA with respect to their Plans in all material respects and have not incurred any material liability to the PBGC, other than for the payment of premiums, in connection with such Plans.

          (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of the Company or any of its ERISA Affiliates that has resulted in or is reasonably likely to result in a material liability of the Company or any of its ERISA Affiliates.

          (j) The Schedules B (Actuarial Information) to the 2004 annual reports (Form 5500 Series) with respect to each Plan of the Company or any of its ERISA Affiliates, copies of which have been filed with the Internal Revenue Service (and which will be furnished to any Lender through the Agent upon the request of such Lender through the Agent to the Company), are complete and accurate in all material respects and fairly present in all material respects the funding status of such Plans at such date, and since the date of each such Schedule B there has been no material adverse change in funding status.

          (k) Neither the Company nor any of its ERISA Affiliates has incurred or reasonably expects to incur any Withdrawal Liability to any Multiemployer Plan in an annual amount exceeding 6% of Net Tangible Assets of the Company and its Consolidated Subsidiaries.

          (l) Neither the Company nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA. No such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA, in a reorganization or termination which might reasonably be expected to result in a liability of the Company in an amount in excess of US$5,000,000.

          (m) Neither the Company nor any Borrower is, and immediately after the application by the applicable Borrower of the proceeds of each Advance will not be, (a) an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          (n) To the best of the Company’s knowledge, the operations and properties of the Company and its Subsidiaries taken as a whole comply in all material respects with all Environmental Laws, all necessary Environmental Permits have been applied for or have been obtained and are in effect for the operations and properties of the Company and its Subsidiaries and the Company and its Subsidiaries are in compliance in all material respects with all such Environmental Permits. To the best of the Company’s knowledge no circumstances exist that would be reasonably likely to form the basis of an Environmental Action against the Company or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect.

ARTICLE V

COVENANTS OF THE COMPANY

                    SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will:

          (a) Compliance with Laws, Etc. Comply, and cause each Borrower to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws as provided in Section 5.01(j), if failure to comply with such requirements would have a Material Adverse Effect.

          (b) Payment of Taxes, Etc. Pay and discharge, and cause each Borrower to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or on its income or profits or upon any of its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

          (c) Maintenance of Insurance. Maintain, and cause each Borrower to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Borrower operates.

          (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each Borrower to preserve and maintain, its corporate existence and all its material rights (charter and statutory) privileges and franchises; provided, however, that the Company and each Borrower may consummate any merger, consolidation or sale of assets permitted under Section 5.02(b).

          (e) Visitation Rights. At any reasonable time and from time to time upon reasonable notice but not more than once a year unless an Event of Default has occurred and is continuing, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any Borrower, and to discuss the affairs, finances and accounts of the Company and any Borrower with any of their officers or directors and with their independent certified public accountants.

          (f) Keeping of Books. Keep, and cause each Borrower to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each Borrower in accordance with generally accepted accounting principles in effect from time to time.

          (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each Borrower to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted; provided, however, that neither the Company nor any Borrower shall be required to maintain or preserve any property if the failure to maintain or preserve such property shall not have a Material Adverse Effect.

(h) Reporting Requirements. Furnish to the Agent (with a copy for each Lender) and the Agent shall promptly forward the same to the Lenders:

          (i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, a Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and a Consolidated statement of income and cash flows of the Company and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures as of the corresponding date and for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by the principal financial officer, principal accounting officer, the Vice-President and Treasurer or an Assistant Treasurer of the Company, subject, however, to year-end auditing adjustments, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default;

          (ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related Consolidated statements of income and cash flows of the Company and its Consolidated Subsidiaries for such fiscal year setting forth in each case in comparative form the corresponding figures as of the close of and for the preceding fiscal year, all in reasonable detail and accompanied by an opinion of independent public accountants of nationally recognized standing, as to said financial statements and a certificate of the principal financial officer, principal accounting officer, the Vice-President and Treasurer or an Assistant Treasurer of the Company stating that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default;

          (iii) copies of the Forms 8-K and 10-K reports (or similar reports) which the Company is required to file with the Securities and Exchange Commission of the United States of America, promptly after the filing thereof;

          (iv) copies of each annual report, quarterly report, special report or proxy statement mailed to substantially all of the stockholders of the Company, promptly after the mailing thereof to the stockholders;

          (v) immediate notice of the occurrence of any Default of which the principal financial officer, principal accounting officer, the Vice-President and Treasurer or an Assistant Treasurer of the Company shall have knowledge;

          (vi) as soon as available and in any event within 15 days after the Company or any of its ERISA Affiliates knows or has reason to know that any ERISA Event has occurred, a statement of a senior officer of the Company with responsibility for compliance with the requirements of ERISA describing such ERISA Event and the action, if any, which the Company or such ERISA Affiliate proposes to take with respect thereto;

          (vii) at the request of any Lender, promptly after the filing thereof with the Internal Revenue Service, copies of Schedule B (Actuarial Information) to each annual report (Form 5500 series) filed by the Company or any of its ERISA Affiliates with respect to each Plan;

          (viii) promptly after receipt thereof by the Company or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(ix) promptly after such request, such other documents and information relating to any Plan as any Lender may reasonably request from time to time;

          (x) promptly and in any event within five Business Days after receipt thereof by the Company or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) (x) the imposition of Withdrawal Liability in an amount in excess of US$5,000,000 with respect to any one Multiemployer Plan or in an aggregate amount in excess of US$25,000,000 with respect to all such Multiemployer Plans within any one calendar year or (y) the reorganization or termination, within the meaning of Title IV of ERISA, of any Multiemployer Plan that has resulted or might reasonably be expected to result in Withdrawal Liability in an amount in excess of US$5,000,000 or of all such Multiemployer Plans that has resulted or might reasonably be expected to result in Withdrawal Liability in an aggregate amount in excess of US$25,000,000 within any one calendar year and (B) the amount of liability incurred, or that may be incurred, by the Company or any of its ERISA Affiliates in connection with any event described in such subclause (x) or (y);

          (xi) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any Borrower of the type described in Section 4.01(f); and

(xii) from time to time such further information respecting the financial condition and operations of the Company and its Subsidiaries as any Lender may from time to time reasonably request.

          (i) Authorizations. Obtain, and cause each Borrower to obtain, at any time and from time to time all authorizations, licenses, consents or approvals (including exchange control approvals) as shall now or hereafter be necessary or desirable under applicable law or regulations in connection with its making and performance of this Agreement and, upon the request of any Lender, promptly furnish to such Lender copies thereof.

          (j) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Company nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

          (k) Change of Control. If a Change of Control shall occur, within ten calendar days after the occurrence thereof, provide the Agent with notice thereof, describing therein in reasonable detail the facts and circumstances giving rise to such Change in Control.

                    SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will not:

          (a) Liens, Etc. Issue, assume or guarantee, or permit any of its Subsidiaries owning Restricted Property to issue, assume or guarantee, any Debt secured by Liens on or with respect to any Restricted Property without effectively providing that its obligations to the Lenders under this Agreement and any of the Notes shall be secured equally and ratably with such Debt so long as such Debt shall be so secured, except that the foregoing shall not apply to:

(i) Liens affecting property of the Company or any of its Subsidiaries existing on the Effective Date in effect as of the date hereof or of any corporation existing at the time it becomes a Subsidiary of the Company or at the time it is merged into or consolidated with the Company or a Subsidiary of the Company;

          (ii) Liens on property of the Company or its Subsidiaries existing at the time of acquisition thereof or incurred to secure the payment of all or part of the purchase price thereof or to secure Debt incurred prior to, at the time of or within 24 months after acquisition thereof for the purpose of financing all or part of the purchase price thereof;

          (iii) Liens on property of the Company or its Subsidiaries (in the case of property that is, in the opinion of the Board of Directors of the Company, substantially unimproved for the use intended by the Company) to secure all or part of the cost of improvement thereof, or to secure Debt incurred to provide funds for any such purpose;

(iv) Liens which secure only Debt owing by a Subsidiary of the Company to the Company or to another Subsidiary of the Company;

          (v) Liens in favor of the United States of America, any State, any foreign country, or any department, agency, instrumentality, or political subdivisions of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject thereto, including, without limitation, Liens to secure Debt of the pollution control or industrial revenue bond type; or

          (vi) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) to (v) inclusive of any Debt secured thereby, provided that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or part of the property which secured the Lien extended, renewed or replaced (plus improvements on such property);

provided, however, that, the Company and any one or more Subsidiaries owning Restricted Property may issue, assume or guarantee Debt secured by Liens which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other Debt of the Company and its Subsidiaries owning Restricted Property that would otherwise be subject to the foregoing restrictions (not including Debt permitted to be secured under clause (i) through (vi) above) and the aggregate value of the Sale and Leaseback Transactions in existence at such time, does not at any one time exceed 10% of the Net Tangible Assets of the Company and its Consolidated Subsidiaries; and provided further that the following type of transaction, among others, shall not be deemed to create Debt secured by Liens: Liens required by any contract or statute in order to permit the Company or any of its Subsidiaries to perform any contract or subcontract made by it with or at the request of the United States of America, any foreign country or any department, agency or instrumentality of any of the foregoing jurisdictions.

          (b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person; provided, however, that the Company may merge or consolidate with any other Person so long as the Company is the surviving corporation and so long as no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

ARTICLE VI

EVENTS OF DEFAULT

                    SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

          (a) Any Borrower shall fail to pay: (i) any principal of any Advance or any portion of any Bankers’ Acceptance when the same becomes due and payable; (ii) any facility fees or any interest on any Advance payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or (iii) any other fees or other amounts payable under this Agreement or any Notes within 30 days after the same becomes due and payable other than those fees and amounts the liabilities for which are being contested in good faith by such Borrower and which have been placed in Escrow by such Borrower; or

          (b) Any representation or warranty made (or deemed made) by the Company or any Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made (or deemed made); or

(c) The Company shall repudiate its obligations under, or shall default in the due performance or observance of, any term, covenant or agreement contained in Article VII of this Agreement; or

          (d) (i) The Company shall fail to perform or observe Section 5.01(h)(v), (ii) the Company shall fail to perform or observe any other term, covenant or agreement contained in Section 5.02(a) and such failure shall remain unremedied for a period of 30 days after any Lender shall have given notice thereof to the Company (through the Agent), or (iii) the Company or any Borrower shall fail to perform or to observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and such failure shall remain unremedied for a period of 30 days after any Lender shall have given notice thereof to the Company or the relevant Borrower or, in the case of the Company, any of the principal financial officer, the principal accounting officer, the Vice-President and Treasurer or an Assistant Treasurer of the Company, and in the case of any Borrower, a responsible officer of such Borrower, first has knowledge of such failure; or

          (e) (i) The Company or any of its Consolidated Subsidiaries or any Borrower shall fail to pay any principal of or premium or interest on any Debt (other than Debt owed to the Company or its Subsidiaries or Affiliates) that is outstanding in a principal amount of at least US$150,000,000 in the aggregate (but excluding Debt outstanding hereunder and Debt owed by such party to any bank, financial institution or other institutional lender to the extent the Company, any Borrower or any Subsidiary has deposits with such bank, financial institution or other institutional lender sufficient to repay such Debt) of the Company, such Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt, or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided, however, that, for purposes of this Section 6.0l(e), in the case of (x) Debt of any Person (other than the Company, a Borrower or one of its Consolidated Subsidiaries) which the Company has guaranteed and (y) Debt of Persons (other than the Company, a Borrower or one of its Consolidated Subsidiaries) the payment of which is secured by a Lien on property of the Company, such Borrower or such Subsidiary, such Debt shall be deemed to have not been paid when due or to have been declared to be due and payable only when the Company, such Borrower or such Subsidiary, as the case may be, shall have failed to pay when due any amount which it shall be obligated to pay with respect to such Debt; provided further, however, that any event or occurrence described in this subsection (e) shall not be an Event of Default if (A) such event or occurrence relates to the Debt of any Subsidiary of the Company located in China, India, the Commonwealth of Independent States or Turkey (collectively, the “Exempt Countries”), (B) such Debt is not guaranteed or supported in any legally enforceable manner by any Borrower or by any Subsidiary or Affiliate of the Company located outside the Exempt Countries, (C) such event or occurrence is due to the direct or indirect action of any government entity or agency in any Exempt Country and (D) as of the last day of the calendar quarter immediately preceding such event or occurrence, the book value of the assets of such Subsidiary does not exceed US$150,000,000 and the aggregate book value of the assets of all Subsidiaries of the Company located in Exempt Countries the Debt of which would cause an Event of Default to occur but for the effect of this proviso does not exceed US$500,000,000; or

          (f) The Company or any of its Consolidated Subsidiaries or any Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any such Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company, any Borrower or any such Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); provided, however, that any event or occurrence described in this subsection (f) shall not be an Event of Default if (A) such event or occurrence relates to any Subsidiary of the Company located in an Exempt Country, (B) the Debt of such Subsidiary is not guaranteed or supported in any legally enforceable manner by any Borrower or by any Subsidiary or Affiliate of the Company located outside the Exempt Countries, (C) such event or occurrence is due to the direct or indirect action of any government entity or agency in any Exempt Country and (D) as of the last day of the calendar quarter immediately preceding such event or occurrence, the book value of the assets of such Subsidiary does not exceed US$150,000,000 and the aggregate book value of the assets of all Subsidiaries of the Company located in Exempt Countries with respect to which the happening of the events or occurrences described in this subsection (f) would cause an Event of Default to occur but for the effect of this proviso does not exceed US$500,000,000; or

          (g) Any judgment or order for the payment of money in excess of US$150,000,000 shall be rendered against the Company or any of its Subsidiaries and enforcement proceedings shall have been commenced by any creditor upon such judgment or order and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(g) if (A) such judgment or order is rendered against any Subsidiary of the Company located in an Exempt Country, (B) the Debt of such Subsidiary is not guaranteed or supported in any legally enforceable manner by any Borrower or by any Subsidiary or Affiliate of the Company located outside the Exempt Countries, (C) such judgment or order is due to the direct or indirect action of any government entity or agency in any Exempt Country and (D) as of the last day of the calendar quarter immediately preceding the tenth consecutive day of the stay period referred to above, the book value of the assets of such Subsidiary does not exceed US$150,000,000 and the aggregate book value of the assets of all Subsidiaries of the Company located in Exempt Countries the judgments and orders against which would cause an Event of Default to occur but for the effect of this proviso does not exceed US$500,000,000; or

          (h) Any non-monetary judgment or order shall be rendered against the Company or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect, and enforcement proceedings shall have been commenced by any Person upon such judgment or order and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (i) Any license, consent, authorization or approval (including exchange control approvals) now or hereafter necessary to enable the Company or any Borrower to comply with its obligations herein or under any Notes of such Borrower shall be modified, revoked, withdrawn, withheld or suspended; or

          (j) (i) Any ERISA Event shall have occurred with respect to a Plan of any Borrower or any of its ERISA Affiliates and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans of the Borrowers and their ERISA Affiliates with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Borrowers and their ERISA Affiliates related to such ERISA Event) exceeds US$150,000,000; or (ii) any Borrower or any of its ERISA Affiliates shall be in default, as defined in Section 4219(c)(5) of ERISA, with respect to any payment of Withdrawal Liability and the sum of the outstanding balance of such Withdrawal Liability and the outstanding balance of any other Withdrawal Liability that any Borrower or any of its ERISA Affiliates has incurred exceeds 6% of Net Tangible Assets of the Company and its Consolidated Subsidiaries; or (iii) any Borrower or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan of such Borrower or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Borrowers and their ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding US$150,000,000; or

then, and in any such event (except as provided in clause (ii) below), the Agent (A) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company and the Borrowers, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (B) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company and the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under any bankruptcy, insolvency or reorganization laws, (x) the obligation of each Lender to make Advances shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

                    SECTION 6.02. Actions in Respect of Bankers’ Acceptances upon Default. If any Event of Default shall have occurred and be continuing, the Agent shall at the request, or may with the consent, of the Majority Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise make demand upon the Borrowers to, and forthwith upon such demand, the Borrowers will, pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the Cash Collateral Account, an amount equal to the aggregate Face Amount of all Bankers’ Acceptances then outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under any bankruptcy, insolvency or reorganization laws, the Borrowers shall immediately pay to the Agent on behalf of the Lenders for deposit in the Cash Collateral Account, an amount equal to the aggregate Face Amount of all Bankers’ Acceptances then outstanding, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers. If at any time the Agent determines that any funds held in such Cash Collateral Account are subject to any right or claim of any Person other than the Agent and the Lenders that the total amount of such funds is less than the aggregate Face Amount of all outstanding Bankers’ Acceptances, the Borrowers agree to, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (i) such aggregate Face Amount of all outstanding Bankers’ Acceptances over (ii) the total amount of funds, if any, then held in the Cash Collateral Account that the Agent determines to be free and clear of any such right and claim.

ARTICLE VII

GUARANTEE

                    SECTION 7.01. Unconditional Guarantee. For valuable consideration, receipt whereof is hereby acknowledged, and to induce each Lender to make Advances to the Borrowers and to induce the Agent to act hereunder, the Company hereby unconditionally and irrevocably guarantees to each Lender and the Agent that:

          (a) the principal of and interest on each Advance to each Borrower shall be promptly paid in full when due (whether at stated maturity, by acceleration or otherwise) in accordance with the terms hereof, and, in case of any extension of time of payment, in whole or in part, of such Advance, that all such sums shall be promptly paid when due (whether at stated maturity, by acceleration or otherwise) in accordance with the terms of such extension; and

          (b) all other amounts payable hereunder by any Borrower to any Lender or the Agent shall be promptly paid in full when due in accordance with the terms hereof (the obligations of the Borrowers under these subsections (a) and (b) of this Section 7.01 being the “Obligations”).

In addition, the Company hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest on, any Advance to any Borrower or such other amounts payable by any Borrower to any Lender or the Agent, the Company will forthwith pay the same, without further notice or demand.

                    SECTION 7.02. Guarantee Absolute. The Company guarantees that the Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender or the Agent with respect thereto. The liability of the Company under this guarantee shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of this Agreement or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;

(c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations; or

(d) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Company, any Borrower or a guarantor.

This guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any of the Lenders or the Agent upon the insolvency, bankruptcy or reorganization of the Company or any Borrower or otherwise, all as though such payment had not been made.

                    SECTION 7.03. Waivers. The Company hereby expressly waives diligence, presentment, demand for payment, protest, any requirement that any right or power be exhausted or any action be taken against any Borrower or against any other guarantor of all or any portion of the Advances, and all other notices and demands whatsoever.

                    SECTION 7.04. Remedies. Each of the Lenders and the Agent may pursue its respective rights and remedies under this Article VII and shall be entitled to payment hereunder notwithstanding any other guarantee of all or any part of the Advances to the Borrowers, and notwithstanding any action taken by any such Lender or the Agent to enforce any of its rights or remedies under such other guarantee, or any payment received thereunder. The Company hereby irrevocably waives any claim or other right that it may now or hereafter acquire against any Borrower that arises from the existence, payment, performance or enforcement of the Company’s obligations under this Article VII, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or the Lenders against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to the Company in violation of the preceding sentence at any time when all the Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Lenders and the Agent and shall forthwith be paid to the Agent for its own account and the accounts of the respective Lenders to be credited and applied to the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Obligations or other amounts payable under this Agreement thereafter arising. The Company acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this section is knowingly made in contemplation of such benefits.

                    SECTION 7.05. No Stay. The Company agrees that, as between (a) the Company and (b) the Lenders and the Agent, the Obligations of any Borrower guaranteed by the Company hereunder may be declared to be forthwith due and payable as provided in Article VI hereof for purposes of this Article VII by declaration to the Company as guarantor notwithstanding any stay, injunction or other prohibition preventing such declaration as against such Borrower and that, in the event of such declaration to the Company as guarantor, such Obligations (whether or not due and payable by such Borrower), shall forthwith become due and payable by the Company for purposes of this Article VII.

                    SECTION 7.06. Survival. This guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full (after the Termination Date) of the Obligations and all other amounts payable under this guaranty, (b) be binding upon the Company, its successors and assigns, (c) inure to the benefit of and be enforceable by each Lender (including each assignee Lender pursuant to Section 9.06) and the Agent and their respective successors, transferees and assigns and (d) shall be reinstated if at any time any payment to a Lender or the Agent hereunder is required to be restored by such Lender or the Agent. Without limiting the generality of the foregoing clause (c), each Lender may assign or otherwise transfer its interest in any Advance to any other person or entity, and such other person or entity shall thereupon become vested with all the rights in respect thereof granted to such Lender herein or otherwise.

ARTICLE VIII

THE AGENT

                    SECTION 8.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement.

                    SECTION 8.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.06; (b) may consult with legal counsel (including counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or to inspect the property (including the books and records) of any Borrower or the existence at any time of any Default; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security inertest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

                    SECTION 8.03. Citibank and Affiliates. With respect to its Commitments, the Advances made by it and the Note issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Company, any of its Subsidiaries and any Person who may do business with or own securities of the Company or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose information obtained or received by it or any of its Affiliates relating to the Company or its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.

                    SECTION 8.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

                    SECTION 8.05. Indemnification. (a) Each Lender severally agrees to indemnify the Agent (to the extent not reimbursed by a Borrower), from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent, in its capacity as such, under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Ratable Share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by a Borrower.

                    (b) The failure of any Lender to reimburse the Agent promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. The Agent agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Company or any Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.04 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

                    SECTION 8.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Company and may be removed at any time with or without cause by the Majority Lenders. The Company may at any time, by notice to the Agent, propose a successor Agent (which shall meet the criteria described below) specified in such notice and request that the Lenders be notified thereof by the Agent with a view to their removal of the Agent and their appointment of such successor Agent; the Agent agrees to forward any such notice to the Lenders promptly upon its receipt by the Agent. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least US$500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                    SECTION 8.07. Other Agents. Each Lender hereby acknowledges that none of the syndication agent or any documentation agent nor any other Lender designated as any

“Agent” on the signature pages hereof (other than the Agent) has any liability hereunder other than in its capacity as a Lender.

ARTICLE IX

MISCELLANEOUS

                    SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Company or any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) increase the Commitments of the Lenders, (b) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) release the Company from any of its obligations under Article VII, (e) require the duration of an Interest Period to be nine months if such period is not available to all Lenders or (f) amend this Section 9.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement.

                    SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telecopier or telegraphic communication) and mailed (return receipt requested), telecopied, telegraphed or delivered, if to the Company or to any Borrower, at the Company’s address at 101 Columbia Road, Morristown, New Jersey 07962-1219, Attention: Assistant Treasurer; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Bank Loan Syndications with a copy to 388 Greenwich Street, New York, New York 10013, Attention: Diane Pockaj; or, as to the Company or any Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent; provided that materials as may be agreed between the Company and the Agent may be delivered to the Agent in accordance with clause (b) below. All such notices and communications shall, when mailed, telecopied or telegraphed, be effective when deposited in the mails, telecopied or delivered to the telegraph company, respectively, except that notices and communications to the Agent pursuant to Article II, III or VIII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

          (b) So long as Citibank or any of its Affiliates is the Agent, such materials required to be delivered pursuant to Section 5.01(h)(i), (ii), (iii) and (iv) as may be agreed between the Company and the Agent may be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Company and the Borrowers agree that the Agent may make such materials (the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Company and the Borrowers acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

          (c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address(es) to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address(es).

                     SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                    SECTION 9.04. Costs and Expenses. (a) The Company agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (i) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (ii) the reasonable fees and expenses of counsel for the Agent with respect thereto. The Company further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

                    (b) The Company and each Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances whether or not such investigation, litigation or proceeding is brought by the Company, any Borrower, their respective directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent any such claim, damage, loss, liability or expense has resulted from such Indemnified Party’s gross negligence or willful misconduct.

The Company and each Borrower also agrees not to assert any claim against any Indemnified Party on any theory of liability for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

                    (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09(a) or (b) or 2.11, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

                    (d) Without prejudice to the survival of any other agreement of the Company and the Borrowers hereunder, the agreements and obligations of the Borrower contained in Sections 2.10, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes and the termination in whole of any Commitment hereunder.

                    SECTION 9.05. Binding Effect. This Agreement shall become effective (other than Sections 2.01 and 2.03, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Company and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of each Borrower, the Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

                    SECTION 9.06. Assignments and Participations. (a) Each Lender may at any time, with notice to the Company prior to making any proposal to any potential assignee and with the consent of the Company, which consent shall not be unreasonably withheld (and shall at any time, if requested to do so by the Company pursuant to Section 2.10 or 2.14) assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note held by it); provided, however, that (i) the Company’s consent shall not be required (A) in the case of an assignment of Commitment and Advances to an Affiliate of such Lender, provided that notice thereof shall have been given to the Company and the Agent or (B) in the case of an assignment of the type described in subsection (g) below; (ii) each such assignment shall be of a constant, and not a varying, percentage of the rights and obligations under this Agreement specified in the applicable Assignment and Acceptance; (iii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than US$10,000,000 or an integral multiple of US$1,000,000 in excess thereof; (iv) each such assignment shall be to an Eligible Assignee unless the Company and the Agent otherwise agree, (v) each such assignment made as a result of a demand by the Company pursuant to this Section 9.06(a) shall be arranged by the Company after consultation with, and subject to the approval of, the Agent, and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (vi) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 9.06(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement and all of the obligations of the Borrower to such Lender shall have been satisfied; and (vii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of US$3,500 and, if the assigning Lender is not retaining a Commitment hereunder, any Note subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, provided, however, that such assigning Lender’s rights under Sections 2.10, 2.14 and 9.04, and its obligations under Section 8.05, shall survive such assignment as to matters occurring prior to the effective date of such assignment).

                    (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other instrument or document furnished pursuant hereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security inertest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by such Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

                    (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company and to each Borrower.

                    (d) The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company, each Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company, any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                    (e) Each Lender may sell participations to one or more banks or other entities (other than the Company or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note held by it); provided, however, that

(i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Company, each Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation and (vi) within 30 days of the effective date of such participation, such Lender shall provide notice of such participation to the Company.

                    (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.06, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Company or any Borrower furnished to such Lender by or on behalf of such Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to such Borrower received by it from such Lender.

                    (g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign or create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

                    SECTION 9.07. Confidentiality. Each of the Lenders and the Agent hereby agrees that it will use reasonable efforts (e.g., procedures substantially comparable to those applied by such Lender or the Agent in respect of non-public information as to the business of such Lender or the Agent) to keep confidential any financial reports and other information from time to time supplied to it by the Company hereunder to the extent that such information is not and does not become publicly available and which the Company indicates at the time is to be treated confidentially, provided, however, that nothing herein shall affect the disclosure of any such information (i) by the Agent to any Lender, (ii) to the extent required by law (including statute, rule, regulation or judicial process), (iii) to counsel for any Lender or the Agent or to their respective independent public accountants, (iv) to bank examiners and auditors and appropriate government examining authorities, (v) to the Agent or any other Lender, (vi) in connection with any litigation to which any Lender or the Agent is a party, (vii) to actual or prospective assignees and participants as contemplated by Section 9.06(f), (viii) to any Affiliate of the Agent or any Lender or to such Affiliate’s officers, directors, employees, agents and advisors, provided that, prior to any such disclosure, such Affiliate or such Affiliate’s officers, directors, employees, agents or advisors, as the case may be, shall agree to preserve the confidentiality of any confidential information relating to the Company received by it or (ix) any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Borrowers, any Subsidiary of the Company, and the Obligations; a determination by a Lender or the Agent as to the application of the circumstances described in the foregoing clauses (i)-(viii) being conclusive if made in good faith; and each of the Lenders and the Agent agrees that it will follow procedures which are intended to put any transferee of such confidential information on notice that such information is confidential.

                    SECTION 9.08. Mitigation of Yield Protection. Each Lender hereby agrees that, commencing as promptly as practicable after it becomes aware of the occurrence of any event giving rise to the operation of Section 2.10(a), 2.11 or 2.14 with respect to such Lender, such Lender will give notice thereof through the Agent to the respective Borrower. A Borrower may at any time, by notice through the Agent to any Lender, request that such Lender change its Applicable Lending Office as to any Advance or Type of Advance or that it specify a new Applicable Lending Office with respect to its Commitment and any Advance held by it or that it rebook any such Advance with a view to avoiding or mitigating the consequences of an occurrence such as described in the preceding sentence, and such Lender will use reasonable efforts to comply with such request unless, in the opinion of such Lender, such change or specification or rebooking is inadvisable or might have an adverse effect, economic or otherwise, upon it, including its reputation. In addition, each Lender agrees that, except for changes or specifications or rebookings required by law or effected pursuant to the preceding sentence, if the result of any change or change of specification of Applicable Lending Office or rebooking would, but for this sentence, be to impose additional costs or requirements upon the respective Borrower pursuant to Section 2.10(a), Section 2.11 or Section 2.14 (which would not be imposed absent such change or change of specification or rebooking) by reason of legal or regulatory requirements in effect at the time thereof and of which such Lender is aware at such time, then such costs or requirements shall not be imposed upon such Borrower but shall be borne by such Lender. All expenses incurred by any Lender in changing an Applicable Lending Office or specifying another Applicable Lending Office of such Lender or rebooking any Advance in response to a request from a Borrower shall be paid by such Borrower. Nothing in this Section 9.08 (including, without limitation, any failure by a Lender to give any notice contemplated in the first sentence hereof) shall limit, reduce or postpone any obligations of the respective Borrower under Section 2.10(a), Section 2.11 or Section 2.14, including any obligations payable in respect of any period prior to the date of any change or specification of a new Applicable Lending Office or any rebooking of any Advance.

                    SECTION 9.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

                    SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                    SECTION 9.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any

New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each Borrower hereby agrees that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon Corporation Service Company, 2711 Centerville Road Suite 400, Wilmington, Delaware 19808 (the “Process Agent”) and each Borrower hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by law or to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction. To the extent that each Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

                    (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                    SECTION 9.12. Final Agreement. This written agreement represents the full and final agreement between the parties with respect to the matters addressed herein and supercedes all prior communications, written or oral, with respect thereto. There are no unwritten agreements between the parties.

                    SECTION 9.13. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under the Notes in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the Original Currency with the Other Currency at 9:00 A.M. (New York City time) on the first Business Day preceding that on which final judgment is given.

                    (b) The obligation of each Borrower in respect of any sum due in the Original Currency from it to any Lender or the Agent hereunder or under any Note held by such Lender shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be) of any sum adjudged to be so due in such Other Currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase US Dollars with such Other Currency; if the amount of US Dollars so purchased is less than the sum originally due to such Lender or the Agent (as the case may be) in the Original Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to any Lender or the Agent (as the case may be) in the Original Currency, such Lender or the Agent (as the case may be) agrees to remit to such Borrower such excess.

                    SECTION 9.14. Patriot Act Notice. Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

                    SECTION 9.15. Waiver of Jury Trial. Each Borrower, the Agent and each Lender hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HONEYWELL INTERNATIONAL INC.

	By:	/s/ John J. Tus

	Title:	Vice President & Treasurer

HONEYWELL ASCA INC.

	By:	/s/ John J. Tus

	Title:	Vice President & Treasurer

HONEYWELL LIMITED/ HONEYWELL LIMITEE

	By:	/s/ John J. Tus

	Title:	Vice President & Treasurer

HONEYWELL AEROSPATIALE INC.
	By:	/s/ John J. Tus

	Title:	Vice President & Treasurer

CITIBANK, N.A., CANADIAN BRANCH, as Agent
	By:	/s/ Niyousha Zarinpour

	Title:	Authorised Signer

COMMITMENT	ARRANGER AND ADMINISTRATIVE AGENT

CN$60,000,000.00	CITIBANK, N.A., CANADIAN BRANCH

	By:	/s/ Niyousha Zarinpour

	Title:	Authorised Signer

ARRANGER AND SYNDICATION AGENT

CN$60,000,000.00	ROYAL BANK OF CANADA

	By:	/s/ Julita Tyszewicz

	Title:	Attorney-in-Fact

CN$60,000,000.00	THE BANK OF NOVA SCOTIA

	By:	/s/ Anuj Dhawan

	Title:	Director

	By:	/s/ Sangeeta Shah

	Title:	Associate

CN$60,000,000.00	HSBC BANK USA, NATIONAL ASSOCIATION TORONTO BRANCH

	By:	/s/ Judi Wood

	Title:	Managing Director

CN$240,000,000 TOTAL OF COMMITMENTS

Exhibit 10.24

SCHEDULE I
APPLICABLE LENDING OFFICES

NAME OF INITIAL LENDER	DOMESTIC LENDING OFFICE	EURODOLLAR LENDING OFFICE
Citibank, N.A., Canadian Branch	123 Front Street West, suite 1000 Toronto, Ontario M5J 2M3 Attn: Niyousha Zarinpour Phone: (416) 941-5605 Fax: (416) 947-5650	123 Front Street West, suite 1000 Toronto, Ontario M5J 2M3 Attn: Niyousha Zarinpour Phone: (416) 941-5605 Fax: (416) 947-5650
The Bank of Nova Scotia	720 King Street West, 3rd Floor Toronto, Ontario M5V 2T3 Attn: Tamara Mohan Phone: (212) 225-5705 Fax: (212) 225-5709	720 King Street West, 3rd Floor Toronto, Ontario M5V 2T3 Attn: Tamara Mohan Phone: (212) 225-5705 Fax: (212) 225-5709
HSBC Bank USA, National Association Toronto Branch	One HSBC Center Floor 26 Buffalo, NY 14203 Attn: Maria Mendez Tadak Phone: (716) 841-2291 Fax: (716) 841-0269	One HSBC Center Floor 26 Buffalo, NY 14203 Attn: Maria Mendez Tadak Phone: (716) 841-2291 Fax: (716) 841-0269
Royal Bank of Canada	One Liberty Plaza, 3rd Floor New York, NY 10006 Attn: Karim Amr Phone: (212) 428-6369 Fax: (212) 428-2372 with a copy to: Attn: N. Delph Phone: (212) 428-6249 Fax: (212) 428-2319	One Liberty Plaza, 3rd Floor New York, NY 10006 Attn: Karim Amr Phone: (212) 428-6369 Fax: (212) 428-2372 with a copy to: Attn: N. Delph Phone: (212) 428-6249 Fax: (212) 428-2319

Exhibit 10.24

SCHEDULE 3.01(b)

DISCLOSED LITIGATION

          While not giving an opinion as to whether any item is “reasonably likely to have a Material Adverse Effect,” we hereby disclose the litigation matters as stated in our Form 10-Q for the quarter ended June 30, 2005, as follows.

          ERISA Class Action Lawsuit – Honeywell and several of its current and former officers and directors are defendants in a purported class action lawsuit filed in the United States District Court for the District of New Jersey. The complaint principally alleges that the defendants breached their fiduciary duties to participants in the Honeywell Savings and Ownership Plan (the “Savings Plan”) by purportedly making false and misleading statements, failing to disclose material information concerning Honeywell’s financial performance, and failing to diversify the Savings Plan’s assets and monitor the prudence of Honeywell stock as a Savings Plan investment. Honeywell has agreed to settle this matter for $14 million plus an agreement to permit Savings Plan participants greater diversification rights. The settlement will be paid in full by Honeywell’s insurers. The settlement was approved by the Court in July 2005.

          Environmental Matters – We are subject to various federal, state, local and foreign government requirements relating to the protection of the environment. We believe that, as a general matter, our policies, practices and procedures are properly designed to prevent unreasonable risk of environmental damage and personal injury and that our handling, manufacture, use and disposal of hazardous or toxic substances are in accord with environmental and safety laws and regulations. However, mainly because of past operations and operations of predecessor companies, we, like other companies engaged in similar businesses, have incurred remedial response and voluntary cleanup costs for site contamination and are a party to lawsuits and claims associated with environmental and safety matters, including past production of products containing toxic substances. Additional lawsuits, claims and costs involving environmental matters are likely to continue to arise in the future.

          With respect to environmental matters involving site contamination, we continually conduct studies, individually or jointly with other potentially responsible parties, to determine the feasibility of various remedial techniques to address environmental matters. It is our policy to record appropriate liabilities for environmental matters when remedial efforts or damage claim payments are probable and the costs can be reasonably estimated. Such liabilities are based on our best estimate of the undiscounted future costs required to complete the remedial work. The recorded liabilities are adjusted periodically as remediation efforts progress or as additional technical or legal information becomes available. Given the uncertainties regarding the status of laws, regulations, enforcement policies, the impact of other potentially responsible parties, technology and information related to individual sites, we do not believe it is possible to develop an estimate of the range of reasonably possible environmental loss in excess of our accruals. We expect to fund expenditures for these matters from operating cash flow. The timing of cash expenditures depends on a number of factors, including the timing of litigation and settlements of remediation liability, personal injury and property damage claims, regulatory approval of cleanup projects, remedial techniques to be utilized and agreements with other parties.

          Although we do not currently possess sufficient information to reasonably estimate the amounts of liabilities to be recorded upon future completion of studies, litigation or settlements, and neither the timing nor the amount of the ultimate costs associated with environmental matters can be determined, they could be material to our consolidated results of operations or operating cash flows in the periods recognized or paid. However, considering our past experience and existing reserves, we do not expect that these environmental matters will have a material adverse effect on our consolidated financial position.

          In February 2005, the Third Circuit Court of Appeals upheld the decision of the United States District Court for the District of New Jersey in the matter entitled Interfaith Community Organization, et al. v. Honeywell International Inc., et al., that a predecessor Honeywell site located in Jersey City, New Jersey constituted an imminent and substantial endangerment and ordered Honeywell to conduct the excavation and transport for offsite disposal of approximately one million tons of chromium residue present at the site. Provisions have been made in our financial statements for the cost of implementation of the excavation and offsite removal remedy, which is expected to take place over a five-year period. The cost of implementation is expected to be incurred evenly over that period. We do not expect implementation of the remedy to have a material adverse effect on our future consolidated results of operations, operating cash flows or financial position. The site at issue is one of twenty-one sites located in Jersey City, New Jersey which are the subject of an Administrative Consent Order (ACO) entered into with the New Jersey Department of Environmental Protection (NJDEP) in 1993. Remedial investigations and activities consistent with the ACO are underway at the other sites (the “Honeywell ACO Sites”).

          On May 3, 2005, NJDEP filed a lawsuit in New Jersey Superior Court against Honeywell and two other companies seeking declaratory and injunctive relief, unspecified damages, and the reimbursement of unspecified total costs relating to sites in New Jersey allegedly contaminated with chrome ore processing residue. The claims against Honeywell relate to the activities of a predecessor company which ceased its New Jersey manufacturing operations in the mid-1950s. While the complaint is not entirely clear, it appears that approximately 100 sites are at issue, including 17 of the Honeywell ACO Sites, approximately 32 sites at which the other two companies have agreed to remediate under separate administrative consent orders, as well as approximately 53 other sites (identified in the complaint as the “Publicly Funded Sites”) for which none of the three companies have signed an administrative consent order. In addition to claims specific to each company, NJDEP claims that all three companies should be collectively liable for all the chrome sites based on a “market share” theory. In addition, NJDEP is seeking treble damages for all costs it has incurred or will incur at the Publicly Funded Sites. Honeywell has previously denied responsibility for the Publicly Funded Sites. Honeywell believes that it has no connection with either the sites covered by the other companies’ administrative consent orders or the Publicly Funded Sites and, therefore, we have no responsibility for those sites. At the Honeywell ACO Sites, we are conducting remedial investigations and activities consistent with the ACO; thus, we do not believe the lawsuit will significantly change our obligations with respect to the Honeywell ACO Sites.

          Although it is not possible at this time to predict the outcome of this matter, we believe that the allegations are without merit and we intend to vigorously defend against this lawsuit. We do not expect this matter to have a material adverse effect on our consolidated financial position. While we expect to prevail, an adverse litigation outcome could have a material adverse impact

2

on our consolidated results of operations and operating cash flows in the periods recognized or paid.

          In accordance with a 1992 consent decree with the State of New York, Honeywell is studying environmental conditions in and around Onondaga Lake (the Lake) in Syracuse, New York. The purpose of the study is to identify, evaluate and propose remedial measures that can be taken to remedy historic industrial contamination in the Lake. A predecessor company to Honeywell operated a chemical plant which is alleged to have contributed mercury and other contaminants to the Lake. In July 2005, the New York State Department of Environmental Conservation (the DEC) issued its Record of Decision with respect to remediation of industrial contamination in the Lake.

          The Record of Decision calls for a combined dredging/capping remedy generally in line with the approach recommended in the Feasibility Study submitted by Honeywell in May 2004 (the May 2004 Feasibility Study). Although the Record of Decision calls for additional remediation in certain parts of the Lake, it would not require the most extensive dredging alternatives described in the May 2004 Feasibility Study. The DEC’s aggregate cost estimate is based on the high end of the range of potential costs for major elements of the Record of Decision and includes a contingency. The actual cost of the Record of Decision will depend upon, among other things, the resolution of certain technical issues during the design phase of the remediation.

          Based on currently available information and analysis performed by our engineering consultants, we have accrued for our estimated cost of implementing the remedy set forth in the Record of Decision. Our estimating process considered a range of possible outcomes and amounts recorded reflect our best estimate at this time. We do not believe that this matter will have a material adverse impact on our consolidated financial position. Given the scope and complexity of this project, it is possible that actual costs could exceed estimated costs by an amount that could have a material adverse impact on our consolidated results of operations and operating cash flows in the periods recognized or paid. At this time, however, we cannot identify any legal, regulatory or technical reason to conclude that a specific alternative outcome is more probable than the outcome for which we have made provisions in our financial statements.

          Asbestos Matters – Like many other industrial companies, Honeywell is a defendant in personal injury actions related to asbestos. We did not mine or produce asbestos, nor did we make or sell insulation products or other construction materials that have been identified as the primary cause of asbestos related disease in the vast majority of claimants. Products containing asbestos previously manufactured by Honeywell or by previously owned subsidiaries primarily fall into two general categories; refractory products and friction products.

          Refractory Products – Honeywell owned North American Refractories Company (NARCO) from 1979 to 1986. NARCO produced refractory products (high temperature bricks and cement) which were sold largely to the steel industry in the East and Midwest. Less than 2 percent of NARCO’s products contained asbestos.

          When we sold the NARCO business in 1986, we agreed to indemnify NARCO with respect to personal injury claims for products that had been discontinued prior to the sale (as defined in the sale agreement). NARCO retained all liability for all other claims. NARCO had resolved approximately 176,000 claims through January 4, 2002, the date NARCO filed for

3

reorganization under Chapter 11 of the U.S. Bankruptcy Code, at an average cost per claim of two thousand two hundred dollars. Of those claims, 43 percent were dismissed on the ground that there was insufficient evidence that NARCO was responsible for the claimant’s asbestos exposure. As of the date of NARCO’s bankruptcy filing, there were approximately 116,000 remaining claims pending against NARCO, including approximately 7 percent in which Honeywell was also named as a defendant based on alleged exposure to NARCO products. Since 1983, Honeywell and our insurers have contributed to the defense and settlement costs associated with NARCO claims.

          As a result of the NARCO bankruptcy filing, all of the claims pending against NARCO are automatically stayed pending the reorganization of NARCO. Because the claims pending against Honeywell necessarily will impact the liabilities of NARCO, because the insurance policies held by Honeywell are essential to a successful NARCO reorganization, and because Honeywell has offered to commit the value of those policies to the reorganization, the bankruptcy court has temporarily enjoined any claims against Honeywell, current or future, related to NARCO, except one claim which is not material as to which the stay was lifted in August 2003. Although the stay has remained in effect continuously since January 4, 2002, there is no assurance that such stay will remain in effect. In connection with NARCO’s bankruptcy filing, we paid NARCO’s parent company $40 million and agreed to provide NARCO with up to $20 million in financing. We also agreed to pay $20 million to NARCO’s parent company upon the filing of a plan of reorganization for NARCO acceptable to Honeywell, and to pay NARCO’s parent company $40 million, and to forgive any outstanding NARCO indebtedness, upon the confirmation and consummation, respectively, of such a plan.

          As a result of negotiations with counsel representing NARCO related asbestos claimants regarding settlement of all pending and potential NARCO related asbestos claims against Honeywell, we have reached definitive agreements with approximately 260,000 claimants, which represents in excess of 90 percent of the anticipated current claimants who are expected to file a claim as part of the NARCO reorganization process. We are also in discussions with the NARCO Committee of Asbestos Creditors and the Court-appointed legal representative for future asbestos claimants on Trust Distribution Procedures for NARCO. We believe that, as part of the NARCO plan of reorganization, a trust will be established pursuant to these Trust Distribution Procedures for the benefit of all asbestos claimants, current and future. If the trust is put in place and approved by the Court as fair and equitable, Honeywell as well as NARCO will be entitled to a permanent channeling injunction barring all present and future individual actions in state or federal courts and requiring all asbestos related claims based on exposure to NARCO products to be made against the federally-supervised trust. NARCO has deferred filing its plan of reorganization pending resolution of the bankruptcy proceedings related to one of its sister companies. We now expect the NARCO plan of reorganization and the NARCO trust to be approved by the Court later in 2005 or in early 2006. As part of its ongoing settlement negotiations, Honeywell has reached agreement in principle with the representative for future NARCO claimants and the Asbestos Claimants Committee to cap its annual contributions to the trust with respect to future claims at a level that would not have a material impact on Honeywell’s operating cash flows. Given the substantial progress of negotiations between Honeywell and NARCO related asbestos claimants and between Honeywell and the Asbestos Claimants Committee during the fourth quarter of 2002, Honeywell developed an estimated liability for settlement of pending and future asbestos claims and recorded a charge of $1.4

4

billion for NARCO related asbestos litigation charges, net of insurance recoveries. This charge consisted of the estimated liability to settle current asbestos related claims, the estimated liability related to future asbestos related claims through 2018 and obligations to NARCO’s parent, net of insurance recoveries of $1.8 billion. During the six months ended June 30, 2005, we recognized a charge of approximately $52 million to reflect a settlement of certain pending asbestos claims during the period.

          The estimated liability for current claims is based on terms and conditions, including evidentiary requirements, in definitive agreements with in excess of 90 percent of current claimants. Substantially all settlement payments with respect to current claims are expected to be made by the end of 2007.

          The liability for future claims estimates the probable value of future asbestos related bodily injury claims expected to be asserted against NARCO through 2018 and obligations to NARCO’s parent as discussed above. The estimate is based upon the disease criteria and payment values contained in the NARCO Trust Distribution Procedures negotiated with the NARCO Asbestos Claimants Committee and the NARCO future claimants’ representative. In light of the uncertainties inherent in making long-term projections we do not believe that we have a reasonable basis for estimating asbestos claims beyond 2018 under Statement of Financial Accounting Standards No. 5. Honeywell retained the expert services of Hamilton, Rabinovitz and Alschuler, Inc. (HR&A) to project the probable number and value, including trust claim handling costs, of asbestos related future liabilities based upon historical experience with similar trusts. The methodology used to estimate the liability for future claims has been commonly accepted by numerous courts and is the same methodology that is utilized by an expert who is routinely retained by the asbestos claimants committee in asbestos related bankruptcies. The valuation methodology includes an analysis of the population likely to have been exposed to asbestos containing products, epidemiological studies to estimate the number of people likely to develop asbestos related diseases, NARCO claims filing history, the pending inventory of NARCO asbestos related claims and payment rates expected to be established by the NARCO trust.

          Honeywell has approximately $1.2 billion in insurance limits remaining that reimburses it for portions of the costs incurred to settle NARCO related claims and court judgments as well as defense costs. This coverage is provided by a large number of insurance policies written by dozens of insurance companies in both the domestic insurance market and the London excess market. At June 30, 2005, a significant portion of this coverage is with insurance companies with whom we have agreements to pay full policy limits based on corresponding Honeywell claims costs. This includes agreements with a substantial majority of the London-based insurance companies entered into primarily in the first quarter of 2004. We conduct analyses to determine the amount of insurance that we estimate is probable that we will recover in relation to payment of current and projected future claims. While the substantial majority of our insurance carriers are solvent, some of our individual carriers are insolvent, which has been considered in our analysis of probable recoveries. In the second quarter of 2004, based on our ongoing evaluation of our ability to enforce our rights under the various insurance policies, we concluded that we had additional probable insurance recoveries of $47 million, net of solvency reserves, which has been reflected in insurance receivables. We made judgments concerning insurance coverage that we believe are reasonable and consistent with our historical dealings with our insurers, our

5

knowledge of any pertinent solvency issues surrounding insurers and various judicial determinations relevant to our insurance programs.

          Projecting future events is subject to many uncertainties that could cause the NARCO related asbestos liabilities to be higher or lower than those projected and recorded. There is no assurance that a plan of reorganization will be proposed or confirmed, that insurance recoveries will be timely or whether there will be any NARCO related asbestos claims beyond 2018. Given the inherent uncertainty in predicting future events, we review our estimates periodically, and update them based on our experience and other relevant factors. Similarly we will reevaluate our projections concerning our probable insurance recoveries in light of any changes to the projected liability or other developments that may impact insurance recoveries.

          Friction Products – Honeywell’s Bendix Friction Materials (Bendix) business manufactured automotive brake pads that contained chrysotile asbestos in an encapsulated form. There is a group of existing and potential claimants consisting largely of individuals that allege to have performed brake replacements.

          From 1981 through June 30, 2005, we have resolved approximately 74,000 Bendix related asbestos claims including trials covering 120 plaintiffs, which resulted in 115 favorable verdicts. Trials covering five individuals resulted in adverse verdicts; however, two of these verdicts were reversed on appeal and the remaining three claims were settled. The following tables present information regarding Bendix related asbestos claims activity:

		Years Ended
		December 31,
	Six Months Ended
Claims Activity	June 30, 2005	2004	2003

Claims Unresolved at the beginning of period	76,348	72,976	50,821
Claims Filed	5,158	10,504	25,765
Claims Resolved	(2,820)	(7,132)	(3,610)

Claims Unresolved at the end of period	78,686	76,348	72,976

		December 31,

Disease Distribution of Unresolved Claims	June 30, 2005	2004	2003

Mesothelioma and Other Cancer Claims	3,766	3,534	3,277
Other Claims	74,920	72,814	69,699

Total Claims	78,686	76,348	72,976

          Approximately 30 percent of the approximately 79,000 pending claims at June 30, 2005 are on the inactive, deferred, or similar dockets established in some jurisdictions for claimants who allege minimal or no impairment. The approximately 79,000 pending claims also include claims

6

filed in jurisdictions such as Texas, Virginia and Mississippi that historically allowed for consolidated filings. In these jurisdictions, plaintiffs were permitted to file complaints against a pre-determined master list of defendants, regardless of whether they have claims against each individual defendant. Many of these plaintiffs may not actually have claims against Honeywell. Based on state rules and prior experience in these jurisdictions, we anticipate that many of these claims will ultimately be dismissed. Honeywell has experienced average resolution values excluding legal costs as follows:

	Years Ended December 31,

	2004	2003	2002

	(in whole dollars)
Malignant claims	$90,000	$95,000	$166,000
Nonmalignant claims	$1,600	$3,500	$1,300

          It is not possible to predict whether resolution values for Bendix related asbestos claims will increase, decrease or stabilize in the future.

          We have accrued for the estimated cost of pending Bendix related asbestos claims. The estimate is based on the number of pending claims at June 30, 2005, disease classifications, expected settlement values and historic dismissal rates. Honeywell retained the expert services of HR&A (see discussion of HR&A under Refractory products above) to assist in developing the estimated expected settlement values and historic dismissal rates. HR&A updates expected settlement values for pending claims during the second quarter each year. Such update resulted in a reduction in the Bendix related net asbestos liability of $70 million during the three months ended June 30, 2005. We cannot reasonably estimate losses which could arise from future Bendix related asbestos claims because we cannot predict how many additional claims may be brought against us, the allegations in such claims or their probable outcomes and resulting settlement values in the tort system.

          Honeywell currently has approximately $1.9 billion of insurance coverage remaining with respect to pending and potential future Bendix related asbestos claims. This coverage is provided by a large number of insurance policies written by dozens of insurance companies in both the domestic insurance market and the London excess market. Insurance receivables are recorded in the financial statements simultaneous with the recording of the liability for the estimated value of the underlying asbestos claims. The amount of the insurance receivable recorded is based on our ongoing analysis of the insurance that we estimate is probable of recovery. This determination is based on our analysis of the underlying insurance policies, our historical experience with our insurers, our ongoing review of the solvency of our insurers, our interpretation of judicial determinations relevant to our insurance programs, and our consideration of the impacts of any settlements reached with our insurers. Insurance receivables are also recorded when structured insurance settlements provide for future fixed payment streams that are not contingent upon future claims or other events. Such amounts are recorded at the net present value of the fixed payment stream.

          During the six months ended June 30, 2005, we entered into a structured insurance settlement which converted policies into future fixed, non-contingent payment streams, resulting in a gain of approximately $160 million. Additionally, during the six months ended June 30,

7

2005, we recognized charges of approximately $131 million for write-offs of certain amounts due from insurance carriers. At June 30, 2005, we had amounts receivable from our insurers of approximately $375 million representing probable reimbursements associated with our liability for pending claims and previously settled and paid claims, and for amounts due under negotiated fixed payment streams.

          On a cumulative historical basis, Honeywell has recorded insurance receivables equal to approximately 50 percent of the value of the underlying asbestos claims recorded. However, because there are gaps in our coverage due to insurance company insolvencies, certain uninsured periods, and insurance settlements, this rate is expected to decline for any future Bendix related asbestos liabilities that may be recorded. Future recoverability rates may also be impacted by numerous other factors, such as future insurance settlements, insolvencies and judicial determinations relevant to our coverage program, which are difficult to predict. Assuming continued defense and indemnity spending at current levels, we estimate that the cumulative recoverability rate could decline over the next five years to approximately 40 percent.

          Honeywell believes it has sufficient insurance coverage and reserves to cover all pending Bendix related asbestos claims. Although it is impossible to predict the outcome of pending claims or to reasonably estimate losses which could arise from future Bendix related asbestos claims, we do not believe that such claims would have a material adverse effect on our consolidated financial position in light of our insurance coverage and our prior experience in resolving such claims. If the rate and types of claims filed, the average indemnity cost of such claims and the period of time over which claim settlements are paid (collectively, the “Variable Claims Factors”) do not substantially change, Honeywell would not expect future Bendix related asbestos claims to have a material adverse effect on our results of operations or operating cash flows in any fiscal year. No assurances can be given, however, that the Variable Claims Factors will not substantially change.

          Refractory and Friction Products – NARCO and Bendix asbestos related balances are included in the following balance sheet accounts:

	June 30, 2005	December 31, 2004

Other current assets	$203	$150
Insurance recoveries for asbestos related liabilities	1,299	1,412

	$1,502	$1,562

Accrued liabilities	$695	$744
Asbestos related liabilities	1,823	2,006

	$2,518	$2,750

          During the six months ended June 30, 2005, we paid $280 million in indemnity and defense costs related to NARCO and Bendix claims and received $99 million of asbestos related insurance recoveries. We also recognized a charge of $84 million for Bendix related asbestos claims filed and defense costs incurred during the first six months of 2005, net of probable insurance recoveries. The asbestos related charge also included the net effect of a settlement of

8

certain NARCO related pending asbestos claims, a Bendix related structured insurance settlement and write-offs of certain Bendix related insurance receivables. Additionally, we reduced the Bendix related net asbestos liability by $70 million related to an update of expected resolution values with respect to claims pending as of June 30, 2005.

          We are monitoring proposals for federal asbestos legislation pending in the United States Congress. Due to the uncertainty surrounding the proposed legislation, it is not possible at this point in time to determine what impact such legislation would have on the NARCO bankruptcy strategy or our asbestos liabilities and related insurance recoveries.

          The Company’s SEC filings are available free of charge on our website, www.honeywell.com, under the heading “Investor Relations” (see “SEC Filings”).

9

Exhibit 10.24

EXHIBIT A-1 - FORM OF
PROMISSORY NOTE

Dated: _______________, 200_

                    FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a _________________________ corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of _________________________ (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the 364-Day Credit Agreement dated as of September 9, 2005 among Honeywell International Inc., the other Borrowers parties thereto, the Lender and certain other lenders parties thereto, and Citibank, N.A., Canadian Branch, as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on such date.

                    The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

                    Both principal and interest in respect of each Advance (i) in US Dollars are payable in such currency at the Agent’s Account in same day funds and (ii) in Canadian Dollars are payable in such currency at the Agent’s Account in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

                    This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Canadian Dollar amount first above mentioned or the Equivalent thereof in US Dollars, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, (ii) contains provisions for determining the Canadian Dollar Equivalent of Advances denominated in US Dollars and (iii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

                    The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

                    This promissory note shall be governed by, and construed in accordance with the laws of the State of New York.

[NAME OF BORROWER]

By

Name:
Title:

2

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Type of Advance	Amount of Advance in Relevant Currency	Interest Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

3

Exhibit 10.24

EXHIBIT A-2 - FORM OF DRAFT

DUE_________________ No. BA _____
[Toronto, Canada]
__________________, 20__

ON________________________________________, (WITHOUT GRACE), FOR VALUE RECEIVED PAY TO THE ORDER OF THE UNDERSIGNED DRAWER THE SUM OF CN$__________________________________________
_____________________________________________________________ CANADIAN DOLLARS

TO:     [NAME OF BANK]

[NAME OF BORROWER]

Per:

Exhibit 10.24

EXHIBIT B-1 - FORM OF NOTICE OF
BORROWING

Citibank, N.A., Canadian Branch, as Agent
for the Lenders parties
to the Credit Agreement
referred to below
[Address]	[Date]

Attention:

Ladies and Gentlemen:

                    The undersigned, [Name of Borrower], refers to the 364-Day Credit Agreement, dated as of September 9, 2005 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Honeywell International Inc., the undersigned, the other Borrowers parties thereto, certain Lenders parties thereto, and Citibank, N.A., Canadian Branch, as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is _______________.

(ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii) The aggregate amount of the Proposed Borrowing is [US$_______________] [CN$__________].

[(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is _____ month[s].]

                    The undersigned hereby certifies that the conditions precedent to this Borrowing set forth in Section 3.02 of the Credit Agreement have been satisfied and the applicable statements contained therein are true on the date hereof, and will be true on the date of the Proposed Borrowing.

Very truly yours,

[NAME OF BORROWER]

By

Name:
Title:

2

Exhibit 10.24

EXHIBIT B-2 - FORM OF NOTICE OF DRAWING

Citibank, N.A., Canadian Branch, as Agent
for the Lenders parties
to the Credit Agreement
referred to below
[Address]	[Date]

Attention:

Ladies and Gentlemen:

                    The undersigned, [Name of Borrower], refers to the 364-Day Credit Agreement, dated as of September 9, 2005 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Honeywell International Inc., the undersigned, the other Borrowers parties thereto, certain Lenders parties thereto, and Citibank, N.A., Canadian Branch, as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Drawing under the Credit Agreement, and in that connection sets forth below the information relating to such Drawing (the “Proposed Drawing”) as required by Section 2.03(a) of the Credit Agreement:

(i) The Business Day of the Proposed Drawing is ___________, 200_.

(ii) The aggregate Face Amount of the Proposed Drawing is CN$__________.

(iii) The initial Maturity Date for each Bankers’ Acceptance comprising part of the Proposed Drawing is [thirty][[sixty][ninety][one hundred and eighty] days from the date of the Drawing.

                    The undersigned hereby certifies that the conditions precedent to this Borrowing set forth in Section 3.02 of the Credit Agreement have been satisfied and the applicable statements contained therein are true on the date hereof, and will be true on the date of the Proposed Drawing.

Very truly yours,

[NAME OF BORROWER]

By:

Title:

Exhibit 10.24

EXHIBIT C - FORM OF
ASSIGNMENT AND ACCEPTANCE

Dated: _____________

                    Reference is made to the 364-Day Credit Agreement dated as of September 9, 2005 (as amended or modified from time to time, the “Credit Agreement”) among Honeywell International Inc., a Delaware corporation (the “Company”), the Borrowers parties thereto, the Lenders (as defined in the Credit Agreement), and Citibank, N.A., Canadian Branch, as agent (the “Agent”) for the Lenders. Terms defined in the Credit Agreement are used herein with the same meaning.

                    ____________ (the “Assignor”) and ____________ (the “Assignee”) agree as follows:

                    1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of the outstanding rights and obligations under the Credit Agreement set forth on Schedule 1 hereto. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Advances in each relevant currency owing to the Assignee will be as set forth on Schedule 1 hereto.

                    2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any Borrower or the performance or observance by the Company or any Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; [and (iv) attaches the Note held by the Assignor and requests that the Agent obtain from each Borrower a new Note payable to the order of the Assignee with respect to the aggregate principal amount of the Advances assumed by such Assignee pursuant hereto, substantially in the form of Exhibit A-1 to the Credit Agreement].

                    3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01(e) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.14 of the Credit Agreement.

                    4.  Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

                    5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement, provided, however, that the Assignor’s rights under Sections 2.10, 2.14 and 9.04 of the Credit Agreement, and its obligations under Section 8.05 of the Credit Agreement, shall survive the assignment pursuant to this Assignment and Acceptance as to matters occurring prior to the Effective Date.

                    6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and any Notes for periods prior to the Effective Date directly between themselves.

                    7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

                    8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

                    IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

2

Schedule 1
to
Assignment and Acceptance

Dated: ______________

Section 1.

Percentage interest assigned:	_____%

Assignee’s Commitment:	US$_____

Section 2.

(a) Assigned Advances

Aggregate outstanding principal amount of
Advances in US Dollars assigned:	US$_____

Aggregate outstanding principal amount of
Advances in Canadian Dollars assigned:	CN$_____

(b) Retained Advances

Aggregate outstanding principal amount of
Advances in US Dollars retained:	US$_____

Aggregate outstanding principal amount of
Advances in Canadian Dollars retained:	CN$_____

Effective Date[1]: _______________

[NAME OF ASSIGNOR], as Assignor

By

Title:

Dated:

[NAME OF ASSIGNEE], as Assignee

By

Title:

[1]	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

3

Dated:

Domestic Lending Office:
[Address]

Eurodollar Lending Office:
[Address]

Consented to this __________ day
of _______________

HONEYWELL INTERNATIONAL INC.

By	]

Name:
Title:

4

Exhibit 10.24

EXHIBIT D - FORM OF OPINION
OF GAIL E. LEHMAN,
ASSISTANT GENERAL COUNSEL FOR THE COMPANY

To each of the Lenders parties
to the Credit Agreement
(as defined below),
and to Citibank, N.A., Canadian Branch,
as Agent for said Lenders

Honeywell International Inc.

Ladies and Gentlemen:

                    This opinion is furnished to you pursuant to Section 3.01(e)(iv) of the 364-Day Credit Agreement dated as of September 9, 2005 among Honeywell International Inc. (the “Company”), the Borrowers parties thereto, the Lenders parties thereto, and Citibank, N.A., Canadian Branch, as Agent for said Lenders (the “Credit Agreement”). Terms defined in the Credit Agreement are, unless otherwise defined herein, used herein as therein defined.

                    I have acted as counsel for the Company and the Borrowers in connection with the preparation, execution and delivery of the Credit Agreement.

                    In that connection I have examined:

(1) The Credit Agreement.

          (2) The documents furnished by the Company pursuant to Article III of the Credit Agreement, including the Certificate of Incorporation of the Company and all amendments thereto (the “Charter”) and the By-laws of the Company and all amendments thereto (the “By-laws”).

(3) A certificate of the Secretary of State of the State of Delaware, dated August 31, 2005, attesting to the continued corporate existence and good standing of the Company in that State.

I have also examined the originals, or copies certified to my satisfaction, of such corporate records of the Company (including resolutions adopted by the Board of Directors of the Company), certificates of public officials and of officers of the Company, and agreements, instruments and documents, as I have deemed necessary as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of the Company or its officers or of public officials. I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Borrowers, the Initial Lenders and the Agent.

                    I am qualified to practice law in the State of New Jersey, and I do not purport to be expert in, or to express any opinion herein concerning, any laws other than the laws of the State of New Jersey, State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States.

                    Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the following opinion:

          1. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) is duly qualified as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and (c) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

          2. The execution, delivery and performance by the Company of the Credit Agreement, and the consummation of the transactions contemplated thereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Charter or the By-laws or (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934 and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or any material order, writ, judgment, decree, determination or award or (iii) conflict with or result in the breach of, or constitute a default under, any material indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note or any similar document. The Credit Agreement and the Notes of the Company have been duly executed and delivered on behalf of the Company.

          3. The execution, delivery and performance by the Borrowers of the Credit Agreement and the Notes of each Borrower, and the consummation of the transactions contemplated thereby do not violate any law (including, without limitation, the Securities Exchange Act of 1934 and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or any material order, writ, judgment, decree, determination or award.

          4. No authorization, approval, or other action by, and no notice to or filing with, any governmental authority, administrative agency or regulatory body, or any third party is required for the due execution, delivery and performance by the Company or any Borrower of the Credit Agreement or the Notes of the Borrowers, or for the consummation of the transactions contemplated thereby.

          5. The Credit Agreement is, and each Note of each Borrower when delivered under the Credit Agreement will be, the legal, valid and binding obligation of the Company and each Borrower enforceable against the Company and each Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally or by the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that I express no opinion as to (i) the subject matter jurisdiction of the District Courts of the United States of America to adjudicate any controversy relating to the Credit Agreement or the Notes of the

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Borrowers or (ii) the effect of the law of any jurisdiction (other than the State of New York) wherein any Lender or Applicable Lending Office may be located or wherein enforcement of the Credit Agreement or the Notes of the Borrowers may be sought which limits rates of interest which may be charged or collected by such Lender.

          6. There is no action, suit, investigation, litigation or proceeding against the Company or any of its Subsidiaries before any court, governmental agency or arbitrator now pending or, to the best of my knowledge, Threatened that is reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or that purports to affect the legality, validity or enforceability of the Credit Agreement or any Note of the Borrowers or the consummation of the transactions contemplated thereby, and there has been no adverse change in the status, or financial effect on the Company or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) of the Credit Agreement.

7. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8. The Company is not a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                    In connection with the opinions expressed by me above in paragraph 5, I wish to point out that (i) provisions of the Credit Agreement that permit the Agent or any Lender to take action or make determinations may be subject to a requirement that such action be taken or such determinations be made on a reasonable basis and in good faith, (ii) that a party to whom an advance is owed may, under certain circumstances, be called upon to prove the outstanding amount of the Advances evidenced thereby and (iii) the rights of the Agent and the Lenders provided for in Section 9.04(b) of the Credit Agreement may be limited in certain circumstances.

Very truly yours,

Gail E. Lehman
Assistant General Counsel &
Assistant Secretary

3

Exhibit 10.24

EXHIBIT E - FORM OF OPINION
OF GAIL E. LEHMAN,
ASSISTANT GENERAL COUNSEL OF THE BORROWERS

September 9, 2005

To each of the Lenders parties
to the Credit Agreement
(as defined below),
and to Citibank, N.A., Canadian Branch,
as Agent for said Lenders

Honeywell International Inc.

Ladies and Gentlemen:

                    This opinion is furnished to you pursuant to Section 3.01(e)(v) of the 364-Day Credit Agreement dated as of September 9, 2005 among Honeywell International Inc. (the “Company”), Honeywell ASCA Inc. (“ASCA”), Honeywell Limited/Honeywell Limitee, (“Limited”) And Honeywell Aerospatiale Inc. (“Aerospatiale”, and together with ASCA and Limited, the “Borrowers”),parties thereto, the Lenders parties thereto, and Citibank, N.A., Canadian Branch, as Agent for said Lenders (the “Credit Agreement”). Terms defined in the Credit Agreement are, unless otherwise defined herein, used herein as therein defined.

                    I have acted as counsel for the Borrowers in connection with the preparation, execution and delivery of the Credit Agreement.

                    In that connection I have examined:

(1) The Credit Agreement.

          (2) The documents furnished by each Borrower pursuant to Article III of the Credit Agreement, including the Certificate of Incorporation of each Borrower and all amendments thereto (the “Charter”) and the By-laws of each Borrower and all amendments thereto (the “By-laws”).

(3) A Certificate of Compliance dated September 7, 2005, attesting to the continued corporate existence and good standing of ASCA in that jurisdiction.

(4) A Certificate of Compliance dated September 7, 2005, attesting to the continued corporate existence and good standing of Limited in that jurisdiction.

(5) A Certificate of Compliance dated September 7, 2005, attesting to the continued corporate existence and good standing of Aerospatiale in that jurisdiction.

I have also examined the originals, or copies certified to my satisfaction, of such corporate records of each Borrower (including resolutions adopted by the Board of Directors of such Borrower), certificates of public officials and of officers of the Borrowers, and agreements, instruments and documents, as I have deemed necessary as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of the Company or its officers or of public officials. I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Company, the Initial Lenders and the Agent.

                    I am qualified to practice law in the State of New Jersey and have conferred with counsel qualified in Canada. I do not purport to be expert in, or to express any opinion herein concerning, any laws other than the laws of the State of New Jersey, and after due inquiry, and the Federal laws of Canada.

                    Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the following opinion:

          1. Each Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (b) is duly qualified as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and (c) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

          2. The execution, delivery and performance by each Borrower of the Credit Agreement, and the consummation of the transactions contemplated thereby, are within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Charter or the By-laws of such Borrower or (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or any material order, writ, judgment, decree, determination or award or (iii) conflict with or result in the breach of, or constitute a default under, any material indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note or any similar document. The Credit Agreement and the Notes of each Borrower have been duly executed and delivered on behalf of such Borrower.

          4. No authorization, approval, or other action by, and no notice to or filing with, any governmental authority, administrative agency or regulatory body, or any third party is required for the due execution, delivery and performance by the Company or any Borrower of the Credit Agreement or the Notes of the Borrowers, or for the consummation of the transactions contemplated thereby.

          5. An action to enforce the Credit Agreement and the Notes against each Borrower could be commenced by a Lender in a court of competent jurisdiction in the Province of Ontario (an “Ontario Court”) in which event an Ontario Court would recognize the choice of New York law as a valid choice of law to govern the Credit Agreement and the Notes and would apply New

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York law to all issues that an Ontario Court characterized as substantive under the conflict of laws’ rules of Ontario law.

          6. Any judgment (a “New York Judgment”) obtained by a Lender against a Borrower in any action taken in the courts of the State of New York (the “New York Court”) to enforce a payment obligation of such Borrower under the Credit Agreement or the Notes would be recognized and enforced by an Ontario Court in a separate Ontario action without re-examination of the merits of the New York Judgment.

          7. The express submission by each Borrower to the nonexclusive jurisdiction of a New York Court contained in Section 9.11 of the Credit Agreement would be regarded by an Ontario Court as sufficient under Ontario law to grant personal jurisdiction over such Borrower to a New York Court.

Very truly yours,

Gail E. Lehman
Assistant General Counsel &
Assistant Secretary

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EXHIBIT F - FORM OF OPINION
OF SHEARMAN & STERLING LLP,
COUNSEL TO THE AGENT

[S&S LETTERHEAD]

__________ __, 2005

To the Initial Lenders party to the Credit
Agreement referred to below and to
Citibank, N.A., Canadian Branch, as Agent

Honeywell International Inc.

Ladies and Gentlemen:

                    We have acted as counsel to Citibank, N.A., Canadian Branch, as Agent (the “Agent”), in connection with the Credit Agreement, dated as of September 9, 2005 (the “Credit Agreement”), among Honeywell International Inc., a Delaware corporation (the “Company”), the borrowers parties thereto and each of you. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

                    In that connection, we have reviewed originals or copies of the following documents:

(a)	The Credit Agreement.

(b)	The Notes executed by the Borrowers and delivered on the date hereof.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents.” The Company and the Borrowers are collectively referred to herein as the “Loan Parties”.

                    We have also reviewed originals or copies of such other agreements and documents as we have deemed necessary as a basis for the opinion expressed below.

                    In our review of the Opinion Documents and other documents, we have assumed:

(A)	The genuineness of all signatures.

(B)	The authenticity of the originals of the documents submitted to us.

(C)	The conformity to authentic originals of any documents submitted to us as copies.

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(D)	As to matters of fact, the truthfulness of the representations made in the Credit Agreement.

(E)	That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Loan Parties, enforceable against each such party in accordance with its terms.

(F)	That:

(1) Each Loan Party is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(2) Each Loan Party has full power to execute, deliver and perform, and has duly executed and delivered, the Opinion Documents to which it is a party.

(3) The execution, delivery and performance by each Loan Party of the Opinion Documents to which it is a party have been duly authorized by all necessary action (corporate or otherwise) and do not:

(a) contravene its certificate or articles of incorporation, by-laws or other organizational documents;

(b) except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(c) result in any conflict with or breach of any agreement or document binding on it.

          (4) Except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee hereof has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by any Loan Party of any Opinion Document to which it is a party or, if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

                    We have not independently established the validity of the foregoing assumptions.

                    “Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Loan Parties, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting

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the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Loan Parties, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

                    Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that each Opinion Document is the legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms.

                    Our opinion expressed above is subject to the following qualifications:

                    (a) Our opinion is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.

          (b) Our opinion is subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

          (c) We express no opinion with respect to the enforceability of indemnification provisions, or of release or exculpation provisions, contained in the Opinion Documents to the extent that enforcement thereof is contrary to public policy regarding the indemnification against or release or exculpation of criminal violations, intentional harm or violations of securities laws.

(d) We express no opinion with respect to the enforceability of any indemnity against loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

(e) Our opinion is limited to Generally Applicable Law.

                    A copy of this opinion letter may be delivered by any of you to any person that becomes a Lender in accordance with the provisions of the Credit Agreement. Any such person may rely on the opinion expressed above as if this opinion letter were addressed and delivered to such person on the date hereof.

                    This opinion letter is rendered to you in connection with the transactions contemplated by the Opinion Documents. This opinion letter may not be relied upon by you or any person entitled to rely on this opinion pursuant to the preceding paragraph for any other purpose without our prior written consent.

                    This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any

6

change of law or fact, that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Very truly yours,

WEH:SLH

7

Exhibit 10.24

EXECUTION COPY

CN$240,000,000

364-DAY CREDIT AGREEMENT

Dated as of September 9, 2005

Among

HONEYWELL INTERNATIONAL INC.,

as Company,

HONEYWELL ASCA INC.
HONEYWELL LIMITED/HONEYWELL LIMITEE
and
HONEYWELL AEROSPATIALE INC.

as Borrowers,

THE INITIAL LENDERS NAMED HEREIN,

as Initial Lenders,

and

CITIBANK, N.A., CANADIAN BRANCH,

as Administrative Agent

and

and

CITIGROUP GLOBAL MARKETS INC.
and
ROYAL BANK OF CANADA

as Joint Lead Arrangers and Co-Book Managers

i

SCHEDULES

Schedule I - List of Applicable Lending Offices

Schedule 3.01(b) - Disclosed Litigation

EXHIBITS

Exhibit A-1	-	Form of Note

Exhibit A-2	-	Form of Draft

Exhibit B-1	-	Form of Notice of Borrowing

Exhibit B-2	-	Form of Notice of Drawing

Exhibit C	-	Form of Assignment and Acceptance

Exhibit D	-	Form of Opinion of Gail E. Lehman, Assistant General Counsel of the Company

Exhibit E	-	Form of Opinion of Gail E. Lehman, Assistant General Counsel of the Borrowers

Exhibit F	-	Form of Opinion of Shearman & Sterling LLP, Counsel to the Agent